Exhibit (a)(1)(A)

Offer to Exchange

by

FGL HOLDINGS

Any and All of its Warrants to Purchase Ordinary Shares

For 0.11 Ordinary Shares and $0.98 Per Warrant

THIS OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON OCTOBER 4, 2018, OR SUCH LATER TIME AND DATE TO WHICH THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

FGL Holdings (the “Company”, “we”, “us” or “our”) hereby offers to exchange any and all of its outstanding Warrants (as hereinafter defined) to purchase ordinary shares, par value $0.0001 per share (the “Ordinary Shares”), with an exercise price of $11.50 per share, for 0.11 Ordinary Shares (the “Exchange Shares”) and $0.98 in cash, without interest, per Warrant, upon the terms and subject to certain conditions described in this Offer to Exchange (the “Offer to Exchange”) and in the related letter of transmittal (“Letter of Transmittal”) (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). Each Warrant entitles the holder to purchase one Ordinary Share at an exercise price of $11.50 per share.

The purpose of the Offer is to reduce the number of Warrants outstanding in order to provide greater clarity to investors and potential investors regarding the number of Ordinary Shares that are, and that may become, outstanding. See “Special Factors—Section 1. Purposes, Alternatives, Reasons and Effects.”

Only Warrants validly tendered prior to the Expiration Date, and not properly withdrawn prior to the Expiration Date, will be exchanged pursuant to the Offer. Any Warrants tendered and not exchanged pursuant to the Offer will be returned to the tendering Warrant holders at our expense promptly following the Expiration Date (as hereinafter defined). See “The Offer—Section 2. Procedures for Tendering Warrants.”

The Offer is not conditioned on any financing or any minimum number of Warrants being tendered. The Offer is, however, subject to certain other conditions. See “The Offer—Section 5. Conditions to the Offer.”

The Warrants are listed and traded on the New York Stock Exchange (“NYSE”) under the symbol “FG WS.” Our Ordinary Shares are listed and traded on the NYSE under the symbol “FG.” As of September 5, 2018, the last full trading day before we commenced the Offer, the closing price of our Ordinary Shares reported on NYSE was $8.92 per share and the last reported price of the Warrants reported on NYSE was $1.45 per Warrant. Warrant holders are urged to obtain current market quotations for our Ordinary Shares and the Warrants before deciding whether to tender their Warrants pursuant to the Offer. See “The Offer—Section 6. Price Range of Ordinary Shares and Warrants; Dividends.”

The Company’s board of directors has authorized us to make the Offer. However, none of the Company, the Company’s board of directors, Credit Suisse Securities (USA) LLC (the “Financial Advisor”), Morrow Sodali LLC, the information agent for the Offer (the “Information Agent”), or Continental Stock Transfer & Trust Company, the depositary for the Offer (the “Depositary”), is making any recommendation to you as to whether to tender or refrain from tendering your Warrants pursuant to the Offer. You must make your own decision as to whether to tender your Warrants and, if so, how many Warrants to tender. In doing so, you should read carefully the information in this Offer to Exchange and in the related Letter of Transmittal, including the purposes and effects of the Offer. See “Special Factors—Section 1. Purposes, Alternatives, Reasons and Effects.” You should discuss whether to tender your Warrants with your own broker or other financial or tax advisor, if any.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved this transaction, or passed upon the merits or fairness of the transaction or the accuracy or adequacy of the information contained in this Offer. Any representation to the contrary is a criminal offense.

The Offer is being made pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) contained in Section 3(a)(9) of the Securities Act. The Company has not filed and will not file a registration statement under the Securities Act or any other federal or state securities laws with respect to the Offer.

Questions and requests for assistance regarding the Offer may be directed to the Information Agent or the Financial Advisor, at their respective telephone numbers and addresses set forth on the back cover of this Offer to Exchange. Requests for additional copies of the Offer to Exchange and the Offer documents may be directed to the Information Agent.

IMPORTANT

If you desire to tender all or any portion of your Warrants, you must do one of the following before the Expiration Date:

•	If your Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee and have such nominee tender your Warrants for you;

•

If you hold Warrants registered in your own name, you must complete and sign a Letter of Transmittal in accordance with its instructions and deliver it, together with any required signature guarantees, the Warrants and any other documents required by the Letter of Transmittal, to the Depositary at the address shown on the back cover of this Offer to Exchange. Do not send such materials to the Company or the Information Agent; or

•

If you are an institution participating in The Depository Trust Company (“DTC”), you must tender your Warrants according to the procedure for book-entry transfer described in “The Offer—Section 2. Procedures for Tendering Warrants.”

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

We are not making the Offer to, and will not accept any tendered Warrants from, any Warrant holder in any U.S. state or other jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this Offer to Warrant holders in any U.S. state or other jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Warrants pursuant to the Offer. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Exchange or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation regarding the Offer, you must not rely upon that recommendation, information or representation as having been authorized by the Company, the Company’s board of directors, the Financial Advisor, the Information Agent, or the Depositary for the Offer. Subject to applicable law (including Rules 13e-4(d)(2) and 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require that material changes be promptly disseminated to security holders in a manner reasonably designed to inform them of such changes), delivery of this Offer to Exchange shall not under any circumstances create any implication that the information contained or incorporated by reference in this Offer to Exchange is correct as of any time after the date of this Offer to Exchange or the respective dates of the documents incorporated herein by reference or that there has been no change in the information included or incorporated by reference herein or in the affairs of the Company or any of its subsidiaries or affiliates since the date hereof or the respective dates of the documents incorporated herein by reference. See “Summary Term Sheet and Questions and Answers.”

We are relying on Section 3(a)(9) of the Securities Act to exempt the Offer from the registration requirements of the Securities Act. We are also relying on Section 18(b)(4)(E) of the Securities Act to exempt the Offer from the registration and qualification requirements of state securities laws. We have no contract, arrangement or understanding relating to the payment of, and will not, directly or indirectly, pay, any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Offer. In addition, none of the Financial Advisor, the Depositary or the Information Agent, or any broker, dealer, salesperson, agent or any other person is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the Offer. Our officers, directors and regular employees may solicit tenders from holders of the Warrants and will answer inquiries concerning the terms of the Offer, but they will not receive additional compensation for soliciting tenders or answering any such inquiries.

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

This summary term sheet highlights important information regarding the Offer. To understand the Offer fully and for a more complete description of the terms of the Offer, you should carefully read this entire Offer to Exchange and the related Letter of Transmittal that constitute the Offer. We have included references to the sections of this Offer to Exchange where you will find a more complete description of the topics addressed in this Summary Term Sheet and Questions and Answers.

Securities Subject of the Offer	Any and all of the 70,883,334 outstanding Warrants to purchase Ordinary Shares of the Company.

The Exchange Shares	As of September 5, 2018, the Company had 214,370,000 Ordinary Shares outstanding. Assuming that all of our outstanding 70,883,334 Warrants are validly tendered and accepted for exchange, the Exchange Shares issued in exchange for such Warrants pursuant to the Offer would represent approximately 3.64% of our outstanding Ordinary Shares as of September 5, 2018.

Consideration Offered Per Warrant	0.11 Exchange Shares and $0.98 in cash, without interest (the “Exchange Consideration”).

Fractional Exchange Shares	No fractional Exchange Shares will be issued. Warrants may only be exchanged for whole Exchange Shares. In lieu of issuing fractional Exchange Shares to which any holder of Warrants would otherwise have been entitled, the Company will round the number of Exchange Shares to which such holder is entitled, after aggregating all fractions, down to the next whole number of Exchange Shares. We will pay a cash adjustment for all fractional Exchange Shares based upon the closing price of the Ordinary Shares on the business day preceding the settlement.

Scheduled Expiration of Offer	12:00 Midnight, New York City time, at the end of the day on October 4, 2018, unless the Offer is otherwise extended or terminated (the “Expiration Date”).

Party Making the Offer	FGL Holdings (“FGL Holdings”).

For further information regarding the Offer, see “ —The Offer.”

The Offer

Who is offering to exchange the Warrants?

The issuer of the Warrants, FGL Holdings, is making an offer to exchange any and all of our outstanding Warrants for the Exchange Consideration.

How many Warrants is the Company offering to exchange?

We are offering to exchange, for the Exchange Consideration, any and all of our outstanding Warrants properly tendered in the Offer and not properly withdrawn prior to the Expiration Date.

What will be the Exchange Consideration for the Warrants and what will be the form of payment?

The Exchange Consideration for the Offer is 0.11 Exchange Shares and $0.98 in cash, without interest, per Warrant. All Warrants that we exchange in the Offer will be exchanged for the Exchange Consideration. If you properly tender, and do not properly withdraw, your Warrants in the Offer, we will issue the Exchange Consideration promptly after the Expiration Date. No fractional Exchange Shares will be issued. Warrants may only be exchanged for whole Exchange Shares. In lieu of issuing fractional Exchange Shares to which any holder of Warrants would otherwise have been entitled, the Company will round the number of Exchange Shares to which such holder is entitled, after aggregating all fractions, down to the next whole number of Exchange Shares. We will pay a cash adjustment for all fractional Exchange Shares based upon the closing price of the Ordinary Shares on the business day preceding the settlement. Under no circumstances will we pay interest as part of the Exchange Consideration, including but not limited to, by reason of any delay in making payment. See “The Offer—Section 1. Number of Warrants; Exchange Consideration” and “The Offer—Section 4. Exchange of Warrants and Payment of Exchange Consideration.”

The Exchange Shares to be exchanged for the Warrants have not been registered with the SEC. As described elsewhere in this Offer to Exchange, the issuance of the Exchange Shares upon exchange of the Warrants is exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(9) thereof. Under current interpretations of the staff of the Division of Corporation Finance of the SEC, securities that are obtained in a Section 3(a)(9) exchange generally assume the same character (i.e., restricted or unrestricted) as the securities that have been surrendered. We are also relying on Section 18(b)(4)(E) of the Securities Act to exempt the Exchange Shares from the registration and qualification requirements of state securities laws. The Exchange Shares that you receive in the Offer will be freely tradable, except by persons who are considered to be our affiliates, as that term is defined in the Securities Act.

How long do I have to tender my Warrants?

You may tender your Warrants pursuant to the Offer until the Expiration Date. The Offer will expire at 12:00 Midnight, New York City time, at the end of the day on October 4, 2018, or such later time and date to which we may extend the Offer. See “The Offer—Section 1. Number of Warrants; Exchange Consideration” and “The Offer—Section 12. Extension of the Offer; Termination; Amendment.”

If a broker, dealer, commercial bank, trust company or other nominee holds your Warrants, it is likely such nominee has established an earlier deadline for you to act to instruct such nominee to accept the Offer on your behalf. We urge you to contact your nominee to find out the nominee’s deadline. See “The Offer—Section 2. Procedures for Tendering Warrants.”

What is the background and purpose of the Offer?

The Company issued 34,500,000 public warrants as part of the units sold in its initial public offering. The Company issued an aggregate of 17,300,000 private placement warrants to CF Capital Growth, LLC (the “Sponsor”) at $1.00 per private placement warrant in a private placement consummated simultaneously with the closing of the Company’s initial public offering and upon conversion of working capital loans at the time of our acquisition of Fidelity & Guaranty Life. In connection with forward purchase agreements, at the closing of our acquisition of Fidelity & Guaranty Life, the Company issued 19,083,335 forward purchase warrants to certain investors that we refer to as the “anchor investors”. We refer to the public warrants, private placement warrants and forward purchase warrants collectively as the “Warrants.” Our Warrants were issued in registered form under a warrant agreement between the Depositary, as Warrant Agent, and us.

Each Warrant entitles the holder to purchase one Ordinary Share at an exercise price of  $11.50 per share and will expire on November 30, 2022, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. We may redeem the outstanding public Warrants and forward purchase warrants at a price of  $0.01 per Warrant if the last reported sales price of the Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the Warrant holders.

The purpose of the Offer is to reduce the number of Warrants outstanding in order to provide greater clarity to investors and potential investors regarding the number of Ordinary Shares that are, and that may become, outstanding. Our board of directors believes that the substantial number of Warrants now outstanding creates confusion in the marketplace as well as opportunity for arbitrage activities that adversely affect the trading price of our Ordinary Shares. See “Special Factors—Section 1. Purposes, Alternatives, Reasons and Effects.”

Is there a maximum number of Warrants that I may tender?

No. We currently intend to exchange any and all Warrants properly tendered but we may elect to exchange none of the Warrants. If we elect to exchange any of the Warrants validly tendered, we will exchange all of the Warrants validly tendered. See “The Offer—Section 1. Number of Warrants; Exchange Consideration.”

Is the Offer conditioned upon any minimum number of Warrants being tendered?

No. The Offer is not conditioned on any minimum number of Warrants being tendered. We will exchange any and all Warrants properly tendered in the Offer and not properly withdrawn prior to the Expiration Date. The Offer is, however, subject to certain other conditions. See “The Offer—Section 5. Conditions to the Offer.”

What will happen if I do not tender my Warrants?

Warrant holders who choose not to tender pursuant to the Offer will retain their Warrants on the same terms and conditions that currently apply. If the Offer is completed, holders who choose not to tender will own a greater percentage of our outstanding Warrants following the consummation of the Offer. See “Special Factors—Section 1. Purposes, Alternatives, Reasons and Effects.”

If the Offer is completed, it may also present potential risks and disadvantages to us and our continuing Warrant holders, including the following:

•	as a result of the Offer, our liquidity will be reduced by the cash paid out; and

•

the Offer will reduce the “public float” of Warrants that remain outstanding (the number of Warrants owned by non-affiliate stockholders and available for trading in the securities markets). There can be no assurance that this reduction in public float will not result in lower prices for our Warrants or reduced liquidity in the trading market for our Warrants following completion of the Offer.

Holders may be able to sell non-tendered Warrants in the future on the NYSE, if they are still so listed, or otherwise, at a net price higher or lower than the value of the Exchange Consideration. We can give no assurance, however, as to the price at which a holder may be able to sell such Warrants in the future. See “—If the Offer is consummated, will the Warrants continue to trade on the NYSE?”

If the Offer is consummated, will the Warrants continue to trade on the NYSE?

We are seeking to exchange any and all of our outstanding Warrants. If the Offer is consummated but less than all of the Warrants have been tendered, we would expect the number of Warrant holders and the number of outstanding Warrants that might otherwise trade publicly to be significantly reduced. We cannot predict whether such reductions will cause the Warrants to be delisted from the NYSE or have an adverse effect on the market price for, or marketability of, the Warrants or whether such reductions will cause future market prices of any remaining Warrants to be greater or less than the Exchange Consideration offered by us in the Offer.

Following the Offer, will the Company continue to be a public company?

Yes. The completion of the Offer in accordance with its terms and conditions will not cause the Ordinary Shares to be delisted from the NYSE or stop the Company from being subject to the periodic reporting requirements of the Exchange Act.

Are Ordinary Shares included in the Offer?

No. The Offer is only for the outstanding Warrants. You may not tender Ordinary Shares.

How will the Company fund the cash portion of the Exchange Consideration for the Warrants?

We will fund the cash portion of the Exchange Consideration for the Warrants with existing cash resources and borrowings under our existing unsecured revolving credit facility. The Offer is not conditioned on the receipt of financing. See “The Offer—Section 7. Source and Amount of Funds.”

Can the Offer be extended, amended or terminated?

We may elect to extend or amend any of the terms of the Offer for any reason. If we extend the Offer or amend any of the terms of the Offer, we will delay the acceptance of any Warrants that have been tendered pursuant to the Offer prior to such extension. If we increase or decrease the consideration to be paid for Warrants from the Exchange Consideration, then the Offer must remain open for at least ten business days following the date that notice of the increase or decrease is first published, sent or given. We can also terminate the Offer under certain circumstances. See “The Offer—Section 5. Conditions of the Offer” and “The Offer—Section 12. Extension of the Offer; Termination; Amendment.”

How will I be notified if the Offer is extended or amended?

If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. See “The Offer—Section 12. Extension of the Offer; Termination; Amendment.”

How do I tender my Warrants?

If you desire to tender all or any portion of your Warrants prior to the Expiration Date, you must do one of the following:

•	If your Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee and have such nominee tender your Warrants for you;

•

If you hold Warrants registered in your own name, you must complete and sign a Letter of Transmittal in accordance with its instructions and deliver it, together with any required signature guarantees, the Warrants and any other documents required by the Letter of Transmittal, to the Depositary; or

•	If you are an institution participating in DTC, you must tender your Warrants according to the procedure for book-entry transfer described in “The Offer—Section 2. Procedures for Tendering Warrants.”

You may contact the Information Agent, the Financial Advisor, or your broker, dealer, commercial bank, trust company or other nominee holding your Warrants for assistance. The contact information for the Information Agent and the Financial Advisor is set forth on the back cover of this Offer to Exchange.

Until what time can I withdraw previously tendered Warrants?

You may withdraw your tendered Warrants at any time before the Expiration Date. See “The Offer—Section 3. Withdrawal Rights.”

How do I withdraw Warrants previously tendered?

If you hold Warrants registered in your own name you must deliver on a timely basis a written notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Exchange. Your notice of withdrawal must specify your name, the number of Warrants to be withdrawn and the name of the registered holder of such Warrants. Some additional requirements apply if the Warrants to be withdrawn have been delivered to the Depositary or if your Warrants have been tendered under the procedure for book-entry transfer set forth in “The Offer—Section 2. Procedures for Tendering Warrants.” If your Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee to withdraw your Warrants. It is possible they have an earlier deadline for you to act to instruct them to withdraw Warrants on your behalf.

Do any of the Warrant holders have appraisal rights under applicable law?

No, there are no appraisal rights associated with the Offer. A Warrant holder must decide if they are willing to tender any or all of their Warrants at the price we are offering. You should read this Offer to Exchange for information regarding the rights that are available to you.

Has the Company or its board of directors adopted a position on the Offer?

The Company, its board of directors, the Information Agent, the Financial Advisor, the Depositary and their respective affiliates are not making any recommendation to you as to whether you should tender or refrain from tendering your Warrants pursuant to the Offer. You must make your own decision as to whether to tender your Warrants and, if so, how many Warrants to tender. In doing so, you should read carefully the information in this Offer to Exchange and the related Letter of Transmittal. You should discuss whether to tender your Warrants with your own broker or other financial or tax advisor, if any. See “Special Factors—Section 1. Purposes, Alternatives, Reasons and Effects.”

When will the Company issue Exchange Shares and pay the cash portion of the Exchange Consideration for the Warrants I tender that are accepted for exchange?

The Company will issue Exchange Shares and pay the cash portion of the Exchange Consideration in cash, without interest, for the Warrants accepted promptly following the Expiration Date. The Depositary will act as your agent and will transmit to you the Exchange Consideration for all of your Warrants accepted for exchange. See “The Offer—Section 4. Exchange of Warrants and Payment of Exchange Consideration.”

Will the Exchange Shares to be issued in the Offer be freely tradable?

Under current interpretations of the staff of the Division of Corporation Finance of the SEC, securities that are obtained in a Section 3(a)(9) exchange generally assume the same character (i.e., restricted or unrestricted) as the securities that have been surrendered. Generally, the Exchange Shares you receive in the Offer will be freely tradable, unless held by our “affiliates”, as the term is defined in the Securities Act. Any holder who is our affiliate at the time of the Offer must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resales, unless such sale or transfer is made pursuant to an exemption from such requirements. Our ordinary shares are listed on the NYSE under the symbol “FG,” and we expect that the Exchange Shares to be issued in the Offer will be approved for listing on the NYSE, subject to official notice of issuance. For more information regarding the market for our Ordinary Shares, see “The Offer—Section 6. Price Range of Ordinary Shares and Warrants; Dividends.”

What is the recent market price for the Ordinary Shares and Warrants?

As of September 5, 2018, the last full trading day before we commenced the Offer, the last reported sale price of our Ordinary Shares on the NYSE was $8.92 per share and the last reported sale price of the Warrants on the NYSE was $1.45 per Warrant. You are urged to obtain current market quotations for the Warrants before deciding whether to tender your Shares. See “The Offer—Section 6. Price Range of Ordinary Shares and Warrants; Dividends.”

How will fluctuation in the trading price of our Ordinary Shares affect the Exchange Consideration offered to holders of Warrants?

The market price of our Ordinary Shares will fluctuate between the date the Offer is commenced, the Expiration Date of the Offer and the date on which Exchange Shares are issued to tendering Warrant holders. Accordingly, the value of Exchange Consideration received upon settlement of the Offer could be less than the price at which the Warrants could be sold. The Company does not intend to adjust the Exchange Consideration based on any fluctuation in our Ordinary Share price.

Will I have to pay brokerage fees and commissions if I tender my Warrants?

If you are a registered Warrant holder and you tender your Warrants directly to the Depositary, you will not incur any brokerage fees or commissions.

If you hold your Warrants through a broker, dealer, commercial bank, trust company or other nominee and such nominee will tender Warrants on your behalf, such nominee may charge you a fee for doing so. We urge you to consult your nominee to determine whether any charges will apply. See “The Offer—Section 2. Procedures for Tendering Warrants.”

What are the United States federal income tax consequences if I tender my Warrants?

The tax consequences of the exchange of Warrants for cash and Exchange Shares are not clear under current law. For a more detailed explanation, see “Special Factors—Section 3. Certain United States Federal Income Tax Considerations.”

Will I have to pay stock transfer tax if I tender my Warrants?

If you instruct the Depositary in the Letter of Transmittal to make the payment of the Exchange Consideration to you as the registered holder, you will not incur any stock transfer tax. See “The Offer—Section 4. Exchange of Warrants and Payment of Exchange Consideration.”

If payment of the Exchange Consideration is to be made to, or (in the circumstances permitted by the Offer) Warrants tendered but not exchanged in the Offer are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the cash portion of the Exchange Consideration unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

Whom do I contact if I have questions about the Offer?

For additional information or assistance, you may contact Morrow Sodali LLC, the Information Agent, or Credit Suisse Securities (USA) LLC, the Financial Advisor, at their respective telephone numbers and addresses set forth on the back cover of this Offer to Exchange. Requests for additional copies of the Offer to Exchange, the Letter of Transmittal and the other Offer documents may be directed to Morrow Sodali LLC, the Information Agent.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Exchange includes forward-looking statements. Some of the forward-looking statements can be identified by the use of terms such as “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. However, not all forward-looking statements contain these identifying words. These forward-looking statements include all matters that are not related to present facts or current conditions or that are not historical facts. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which are beyond our control. We caution you that forward-looking statements are not guarantees of future performance and that our actual consolidated results of operations, financial condition and liquidity, and industry development may differ materially from those made in or suggested by the forward-looking statements contained in this Offer to Exchange. In addition, even if our consolidated results of operations, financial condition and liquidity, and industry development are consistent with the forward-looking statements contained in this Offer to Exchange, those results or developments may not be indicative of results or developments in subsequent periods. A number of important factors could cause actual results to differ materially from those contained in or implied by the forward-looking statements, including the risks and uncertainties discussed in “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2017, as amended (“2017 Form 10-K”), which can be found at the SEC’s website, www.sec.gov. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include:

•	general economic conditions and other factors, including prevailing interest and unemployment rate levels and stock and credit market performance;

•	concentration in certain states for distribution of our products;

•	the impact of interest rate fluctuations;

•	equity market volatility;

•	credit market volatility or disruption;

•	the impact of credit risk of our counterparties;

•	volatility or decline in the market price of our Ordinary Shares could impair our ability to raise necessary capital;

•	changes in our assumptions and estimates regarding the amortization of our deferred acquisition costs, deferred sales inducements and value of business acquired balances;

•	changes in our methodologies, estimates and assumptions regarding our valuation of investments and the determinations of the amounts of allowances and impairments;

•	changes in our valuation allowance against our deferred tax assets, and restrictions on our ability to fully utilize such assets;

•	the accuracy of management’s reserving assumptions;

•

regulatory changes or actions, including those relating to regulation of financial services affecting (among other things) underwriting of insurance products and regulation of the sale, underwriting and pricing of products and minimum capitalization and statutory reserve requirements for insurance companies, or the ability of our insurance subsidiaries to make cash distributions to us (including dividends or payments on surplus notes those subsidiaries issue to us);

•	the ability to maintain or obtain approval of Iowa Insurance Division (“IID”) and other regulatory authorities as required for our operations and those of our insurance subsidiaries;

•

the impact of the Department of Labor fiduciary rule, finalized in April 2016, but possibly subject to being vacated, and other fiduciary rule proposals by the SEC and NAIC on the Company, its products, distribution and business model;

•	changes in the federal income tax laws and regulations which may affect the relative income tax advantages of our products;

•	changes in tax laws which affect us and/or our shareholders;

•	potential adverse tax consequences if we are treated as a passive foreign investment company;

•	the impact on our business of new accounting rules or changes to existing accounting rules;

•	our potential need and our insurance subsidiaries’ potential need for additional capital to maintain our and their financial strength and credit ratings and meet other requirements and obligations;

•	our ability to successfully acquire new companies or businesses and integrate such acquisitions into our existing framework;

•	the impact of potential litigation, including class action litigation;

•	our ability to protect our intellectual property;

•	our ability to maintain effective internal controls over financial reporting;

•	the impact of restrictions in the Company’s debt instruments on its ability to operate its business, finance its capital needs or pursue or expand its business strategies;

•	our ability and our insurance subsidiaries’ ability to maintain or improve financial strength ratings;

•	the continued availability of capital required for our insurance subsidiaries to grow;

•	the performance of third parties including third party administrators, independent distributors, underwriters, actuarial consultants and other outsourcing relationships;

•	the loss of key personnel;

•

interruption or other operational failures in telecommunication, information technology and other operational systems, or a failure to maintain the security, integrity, confidentiality or privacy of sensitive data residing on such systems;

•	our exposure to unidentified or unanticipated risk not adequately addressed by our risk management policies and procedures;

•	the impact on our business of natural and man-made catastrophes, pandemics, and malicious and terrorist acts;

•	our ability to compete in a highly competitive industry;

•	our ability to attract and retain national marketing organizations and independent agents;

•	our subsidiaries’ ability to pay dividends to us; and

•	the other factors discussed in “Risk Factors” of our 2017 Form 10-K.

You should read this Offer to Exchange completely and with the understanding that actual future results may be materially different from expectations. All forward-looking statements made in this Offer to Exchange are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this Offer to Exchange and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking statements to reflect future events or developments. Comparisons of results for current and any prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data.

SPECIAL FACTORS

Section 1. Purposes, Alternatives, Reasons and Effects.

Purposes and Reasons for the Offer

The purpose of the Offer is to reduce the number of Warrants outstanding in order to provide greater clarity to investors and potential investors regarding the number of Ordinary Shares that are, and that may become, outstanding. As of September 5, 2018, the Company had outstanding Warrants to purchase up to 70,883,334 Ordinary Shares. Our board of directors determined that the existence of these Warrants has a detrimental and dilutive effect on the ownership value of the company. In addition, our board of directors believes that the substantial number of Warrants outstanding creates confusion in the marketplace as well as opportunities for arbitrage activities that adversely affect the trading price of our securities.

Although the Warrants are listed and trade on the NYSE, we believe the Offer provides Warrant holders with an opportunity to obtain liquidity with respect to all or a portion of their Warrants without the potential disruption to the market price and costs associated with brokerage commissions and without the unpredictable transaction costs with private market sales. In considering the Offer, our board of directors and management evaluated our operations, strategy, and expectations and determined that exchanging the Warrants for the Exchange Consideration at this time constitutes a prudent use of our financial resources.

Our board of directors has approved the Offer. However, none of the Company, the Company’s board of directors, the Financial Advisor, the Information Agent, or the Depositary is making any recommendation to you as to whether to tender or refrain from tendering your Warrants pursuant to the Offer. You must make your own decision as to whether to tender your Warrants pursuant to the Offer and, if so, how many Warrants to tender. In doing so, you should read carefully the information in this Offer to Exchange and in the related Letter of Transmittal, including the purposes and effects of the Offer. You should discuss whether to tender your Warrants with your own broker or other financial or tax advisor, if any.

Effects of the Offer

We are seeking to exchange any and all of our outstanding Warrants. Any Warrants that are exchanged in the Offer will be cancelled. The Offer presents risks and uncertainties to our continuing Warrant holders and stockholders, including the use of existing cash resources and borrowing under our existing revolving credit facility to fund the cash portion of the Exchange Consideration for the Warrants. We cannot predict whether this Offer will have an adverse or beneficial effect on the market price for, or marketability of, any Warrants that remain outstanding after the Offer or our Ordinary Shares.

If all of our outstanding Warrants are validly tendered and exchanged in the Offer, the Warrants will cease to be listed on the NYSE or be publicly traded. If a significant number of Warrants are tendered and exchanged in the Offer, the Company may be left with a significantly smaller number of Warrant holders and Warrants outstanding. As a result, the number of Warrants available for trading in the securities markets following the Offer will be reduced. Such reductions may cause the Warrants to be delisted from the NYSE or may reduce the volume of trading in the Warrants and may result in lower market prices, greater volatility and reduced liquidity in the trading of the Warrants.

See “Risk Factors” for more information about the risks related to the Offer.

Other Plans

Except as otherwise disclosed in this Offer to Exchange, including in “The Offer—Section 10. Information Concerning the Company,” we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving our company;

•	any purchase, sale or transfer of a material amount of our assets;

•	any material change in our present indebtedness or capitalization;

•	any change in our present board of directors or management;

•	any other material change in our business;

•

any class of our equity securities becoming eligible to be delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of any material amount of additional securities of our company, or the disposition of any material amount of securities of our company; or

•	any changes to our certificate of incorporation.

Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate.

Section 2. Fairness of the Offer.

On August 8, 2018, our board of directors approved the Offer as fair and in the best interests of the Company and the Warrant holders. The board of directors took into account a number of factors, including the following material factors, in support of its determination that the Offer is fair and in the best interests of the Company and the Warrant holders:

•	Our financial condition and results of operations, including our earnings per share and capital levels for the year ended December 31, 2017 and the six months ended June 30, 2018;

•	Our regulatory capital, which after our exchange of any and all of the 70,883,334 outstanding Warrants in the Offer would remain in excess of minimum regulatory capital requirements;

•	The likelihood that the Offer will be consummated;

•

The fact that the Warrant holders would be able to participate in the Offer by exchanging a portion of their Warrants, in some instances, and have the opportunity to participate in any future growth following consummation of the Offer by retaining a portion of their Warrants and Exchange Shares received in the Offer;

•	The fact that the Offer is a voluntary transaction in which our Warrant holders may or may not participate; and

•	The limited trading market for the Warrants, including limited liquidity and trading volume.

The Offer also provides Warrant holders with an opportunity to obtain liquidity with respect to the Warrants without potential disruption to the Warrant price, given the limited trading volume of the Warrants and the usual transaction costs associated with market sales, including brokerage fees and commissions.

In approving the Offer, our board of directors weighed the costs and risks, including the transaction costs associated with the Offer, the risks of not completing the Offer, and the potential adverse impact of the Offer on the trading market for untendered Warrants. Our board of directors determined that the benefits of the Offer outweigh these costs and risks.

Our board of directors did not entertain any alternative transactions as a factor in its evaluation of the fairness of the transaction, although the board of directors recognized that decreasing potential dilution to our shareholders through the Offer would improve the capital structure of the Company on a longer-term basis. Our board of directors has elected to offer a premium to the market value of the Warrants as the board of directors believes the premium offer price will maximize participation in the Offer. Given our view that the Warrants are significantly dilutive to current shareholder ownership interests, the advantages of maximizing participation are viewed to outweigh the higher costs of offering a premium to the market value of the Warrants.

We did not retain any independent representative or consultant to render a fairness opinion or to provide any analysis in connection with the Offer. We concluded that the Offer is fair and in the best interests of the Company and the Warrant holders based on the board of directors’ and management’s own analysis, in light of the factors described above.

In view of the wide variety of factors considered in connection with its evaluation of the Offer, our board of directors has found it impractical to, and therefore has not, quantified or otherwise attempted to assign relative weights to the specific factors considered in reaching a decision to approve the Offer.

The non-employee directors, who comprise a majority of the board of directors, have approved the Offer and have not retained an unaffiliated representative to act solely on behalf of the unaffiliated Warrant holders for purposes of negotiating terms of the Offer or preparing a report concerning the fairness of the transaction.

The Offer does not require the approval of our Warrant holders. Despite the fact that the Offer does not require the approval of our Warrant holders, we believe that the Offer is fair to the Warrant holders. We base these beliefs on the unanimous approval of the Offer by our board of directors and on the following factors:

•	all Warrant holders will receive the same Exchange Consideration per Warrant, subject to rounding for fractional shares;

•	Warrant holders are provided with full disclosure of the terms and conditions of the Offer and the implications of the Offer; and

•	Warrant holders are afforded sufficient time to consider the Offer.

See “Special Factors—Section 1. Purposes, Alternatives, Reasons and Effects” for a detailed discussion of potential consequences that may result from remaining a holder of the Warrants.

Section 3. Certain United States Federal Income Tax Considerations.

The following discussion summarizes certain United States federal income tax considerations associated with the Offer and with the ownership of the Exchange Shares that may be relevant for U.S. Holders (as defined below) and Non-U.S. Holders (as defined below). This discussion is limited to certain United States federal income tax considerations for beneficial owners of our Warrants who hold their Warrants and will hold their Exchange Shares as capital assets under the Internal Revenue Code of 1986, as amended (the “Code”). This discussion is a summary only and does not consider all aspects of United States federal income taxation that may be relevant to a particular U.S. Holder or Non-U.S. Holder in light of its particular circumstances, including:

•	the Sponsor;

•	anchor investors;

•	financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers that are subject to the mark-to-market tax accounting rules;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own ten percent or more of our shares by vote or value;

•	persons that acquired our Warrants pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	persons that hold our Warrants as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction; or

•	U.S. Holders whose functional currency is not the U.S. dollar.

Moreover, the discussion below is based upon the provisions of the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and such provisions may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in United States federal income tax consequences different from those discussed below. Furthermore, this discussion does not address the potential application of the alternative minimum tax or any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws.

We have not sought, and will not seek, a ruling from the Internal Revenue Service (the “IRS”) as to any United States federal income tax consequence described herein. The IRS may disagree with the views expressed herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

As used herein, the term “U.S. Holder” means a beneficial owner of Warrants or Exchange Shares received in exchange therefor that is for United States federal income tax purposes: (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust if  (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) it has in effect a valid election to be treated as a U.S. person.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold Warrants or Exchange Shares received in exchange therefor through such entities. If a partnership (or other entity classified as a partnership for United States federal income tax purposes) is the beneficial owner of our Warrants or Exchange Shares, the United States federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. We urge any U.S. Holder or Non-U.S. Holder that is a partnership or other pass-through entity to consult its own tax advisor.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE OFFER TO HOLDERS OF OUR WARRANTS. EACH BENEFICIAL OWNER OF WARRANTS IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS.

Warrant Holders That Do Not Participate in the Offer

Beneficial owners of Warrants that do not tender any of their Warrants in the Offer will not recognize any gain or loss for United States federal income tax purposes solely as a result of the consummation of the Offer.

Taxation of U.S. Holders on the Exchange of Warrants Pursuant to the Offer

Recapitalization with Boot: Recognition of Gain but Not Loss on the Exchange of Warrants Pursuant to the Offer

The tax consequences of the exchange of Warrants for cash and Exchange Shares are not clear under current law. The exchange of Warrants for cash and Exchange Shares may be treated as a recapitalization with “boot” for United States federal income tax purposes. Subject to the PFIC (as defined below) rules discussed below, if the exchange is treated as a recapitalization, a U.S. Holder would not be permitted to recognize any loss realized on the exchange and would be required to recognize gain (if any) on the exchange in an amount equal to the lesser of (i) the difference between (A) the sum of the value of the Exchange Shares and the amount of cash received in the exchange and (B) the U.S. Holder’s adjusted tax basis in its Warrants so exchanged and (ii) the amount of cash received in the exchange. A U.S. Holder’s adjusted tax basis in its Warrants generally will equal the U.S. Holder’s acquisition cost. If the U.S. Holder purchased a unit in the initial public offering of the Company, the cost of such unit must be allocated between the Ordinary Shares and the one-half of one Warrant that composed such unit based on their relative fair market values at the time of the purchase. Subject to the PFIC rules discussed below and the discussion below relating to possible dividend treatment, such gain would be treated as capital gain and would be long-term capital gain if the U.S. Holder’s holding period for such Warrants exceeds one year. Long-term capital gains realized by a non-corporate U.S. Holder are currently eligible to be taxed at reduced rates.

If an exchange is treated as a recapitalization and has the effect of the distribution of a dividend with respect to a U.S. Holder, then any gain recognized by such U.S. Holder will be treated as a dividend to the extent of such U.S. Holder’s ratable share of our accumulated and undistributed earnings and profits, as determined under United States federal income tax principles, and any remaining gain will generally be treated as capital gain. The amount treated as a dividend to a U.S. Holder will be taxable as described under “Taxation of U.S. Holders of Our Exchange Shares—Taxation of Distributions” below. Subject to the PFIC rules discussed below, any capital gain will be long-term capital gain if the U.S. Holder’s holding period for such Warrants exceeds one year.

If an exchange is treated as a recapitalization, whether such exchange has the effect of the distribution of a dividend with respect to a U.S. Holder is determined (i) by reference to the rules under Section 302 of the Code and related Treasury regulations governing whether a redemption of stock is treated as a sale or exchange of such stock or as a distribution with respect to such stock, (ii) by deeming such U.S. Holder to have received, in lieu of cash, an amount of our Ordinary Shares with a fair market value on the date of the exchange equal to the amount of cash received in the exchange and (iii) by deeming such Ordinary Shares to be immediately redeemed for such cash.

Under Section 302 of the Code, a deemed redemption by us for cash of our Ordinary Shares deemed held by a U.S. Holder will be treated as a “sale or exchange” of such Ordinary Shares for United States federal income tax purposes, rather than as a distribution with respect to such Ordinary Shares, if, in relevant part, (i) the redemption is “not essentially equivalent to a dividend” with respect to such U.S. Holder or (ii) the distribution of cash to such U.S. Holder is “substantially disproportionate” with respect to such U.S. Holder. In determining whether either of the foregoing tests is satisfied, a U.S. Holder takes into account not only our Ordinary Shares actually owned by the U.S. Holder, but also our Ordinary Shares that are constructively owned by it. A U.S. Holder may constructively own, in addition to Ordinary Shares owned directly, Ordinary Shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in the U.S. Holder, as well as any Ordinary Shares the U.S. Holder has a right to acquire by exercise of an option, which would generally include Ordinary Shares that could be acquired if the Warrants were exercised. A U.S. Holder should consult its own tax advisor regarding the foregoing Section 302 tests in light of such U.S. Holder’s particular circumstances. If any of the foregoing Section 302 tests applied to a U.S. Holder, the gain recognized to the U.S. Holder on the exchange would generally be treated as capital gain and taxed as described above.

If the exchange is treated as a recapitalization, a U.S. Holder’s tax basis in the Exchange Shares received generally would equal the U.S. Holder’s tax basis in the warrants exchanged, decreased by the amount of cash received and increased by any gain recognized on the exchange. The holding period of the Exchange Shares would include the holding period of the Warrants.

Taxable Exchange: Recognition of Gain or Loss on the Exchange of Warrants Pursuant to the Offer

It is also possible that the exchange of Warrants for cash and Exchange Shares may be treated as a fully taxable exchange. Subject to the PFIC rules discussed below, if the exchange is treated as a taxable exchange, a U.S. Holder generally will recognize capital gain or loss on the exchange of Warrants for cash and Exchange Shares pursuant to the Offer. The amount of gain or loss recognized on the exchange of Warrants for cash and Exchange Shares pursuant to the Offer generally will be equal to the difference between (i) the sum of the value of the Exchange Shares and the amount of cash received in the exchange and (ii) the U.S. Holder’s adjusted tax basis in its Warrants so exchanged.

Any capital gain will be taxed as described under “Taxation of U.S. Holders on the Exchange of Warrants Pursuant to the Offer—Recapitalization with Boot: Recognition of Gain but not Loss on the Exchange of Warrants Pursuant to the Offer” above. The deductibility of capital losses is subject to certain limitations.

Passive Foreign Investment Company Rules

A foreign (i.e., non-U.S.) corporation will be classified as a passive foreign investment company (“PFIC”) for United States federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income (the “look-through rule”). Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. Income derived in the active conduct of an insurance business by a qualifying insurance company, however, is not treated as passive income.

We believe that we were a PFIC for the taxable year ending December 31, 2016. Under the look-through rule described above, we are deemed to own all of the assets and to have received all of the income of our wholly owned subsidiaries, including our Iowa-based insurance subsidiary, Fidelity & Guaranty Life Insurance Company, and our non-U.S. insurance subsidiaries. Under the look-through rule and taking into account anticipated ratios of passive and non-passive income and assets of our subsidiaries, while not free from doubt, we do not believe that we were a PFIC for the taxable year ending December 31, 2017, and we currently expect that we will not be treated as a PFIC for the 2018 taxable year. Our actual PFIC status for our current taxable year or any subsequent taxable year, however, will not be determinable until after the end of such taxable year.

The determination as to whether we are a PFIC for any taxable year is based on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. Further, the PFIC rules as they relate to insurance companies were recently amended by Congress in a budget reconciliation act (such act, the “TCJA”). There is considerable uncertainty regarding how certain aspects of the new rules will be interpreted. No final or temporary Treasury regulations currently exist regarding the application of the PFIC provisions to an insurance company, and no guidance has been issued relating to the recent changes to the PFIC statute under TCJA. Proposed Treasury regulations relating to the pre-TCJA statute have been issued, which will not be effective until adopted in final form. At this time it is unclear whether and how such Treasury regulations would affect our characterization. As a result of these uncertainties in the present and future application of the PFIC rules to us and our subsidiaries, there can be no assurance that the IRS will not assert that we are a PFIC for 2017 or 2018 or that a court will not sustain such an assertion. Accordingly, there can be no assurance with respect to our status as a PFIC for our taxable year ending December 31, 2017 or any future taxable year. We urge U.S. investors to consult their own tax advisors regarding the possible application of the PFIC rules, including the impact of the changes to the PFIC rules contained in the TCJA.

Although our PFIC status is determined annually, an initial determination that we are a PFIC will generally apply for subsequent years to a U.S. Holder who held Warrants while we were a PFIC, whether or not we meet the test for PFIC status in those subsequent years. If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of our Warrants, such U.S. Holder generally will be subject to special rules with respect to any gain recognized by the U.S. Holder on the exchange of Warrants for cash and Exchange Shares pursuant to the Offer.

Under the Code, to the extent provided in regulations, in the case of any transfer of Warrants by a U.S. Holder that held our Warrants while we were a PFIC where there is not full recognition of gain, the excess (if any) of the fair market value of such Warrants over such U.S. Holder’s adjusted basis in such Warrants, is treated as gain from the sale or exchange of such Warrants and must be recognized notwithstanding any provision of law. Proposed regulations under the Code provide that, unless we are treated as a PFIC for the 2018 taxable year, a U.S. Holder who held our Warrants while we were a PFIC must recognize gain, but not loss, on a disposition of such Warrants, without regard to whether the disposition is the result of a nonrecognition transfer. Although these regulations are in proposed form, the Treasury Department and the IRS have announced that they regard these regulations as a reasonable interpretation of the Code.

Under these rules, a U.S. Holder that held our Warrants while we were a PFIC will be required to recognize gain and will be subject to special rules with respect to such gain as described below, regardless of whether the exchange of Warrants for cash and Exchange Shares is treated as a recapitalization with boot or a taxable exchange:

•	the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for the Warrants;

•

the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we are a PFIC, will be taxed as ordinary income;

•

the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

A U.S. Holder may not make certain elections that could mitigate adverse PFIC consequences with respect to its Warrants. As a result, if a U.S. Holder exchanges our Warrants for cash pursuant to the Offer and we were a PFIC at any time during the U.S. Holder’s holding period for such Warrants, any gain recognized generally will be taxed as described above.

The rules dealing with PFICs are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders should consult their own tax advisors concerning the application of the PFIC rules to the exchange of Warrants for cash pursuant to the Offer.

Net Investment Income Tax

A 3.8% tax is imposed on all or a portion of the net investment income of certain individuals with modified adjusted gross income of over $200,000 ($250,000 in the case of joint filers) and the undistributed net investment income of certain estates and trusts. For these purposes, “net investment income” will include a U.S. Holder’s share of dividends and gain on the sale or other taxable disposition of securities. U.S. Holders should consult their own tax advisors concerning the application of such tax, if any, on the exchange of Warrants for cash pursuant to the Offer.

Taxation of Non-U.S. Holders on the Exchange of Warrants Pursuant to the Offer

This section applies to any “Non-U.S. Holder.” As used herein, the term “Non-U.S. Holder” means a beneficial owner of Warrants or Exchange Shares that is for U.S. federal income tax purposes:

•	a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);

•	a foreign corporation; or

•	an estate or trust that is not a U.S. Holder;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of exchange. Any such individual should consult its tax advisor regarding the U.S. federal income tax consequences of the Offer.

A Non-U.S. Holder generally will not be subject to United States federal income tax on any gain attributable to an exchange of Warrants for cash and Exchange Shares pursuant to the Offer unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States).

Gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to United States federal income tax at the same regular United States federal income tax rates applicable to a comparable U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for United States federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Information Reporting and Backup Withholding Applicable to the Exchange of Warrants Pursuant to the Offer

Proceeds from the exchange of our Warrants for cash and Exchange Shares pursuant to the Offer may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A Non-U.S. Holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its non-U.S. status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and a U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Taxation of U.S. Holders of Our Exchange Shares

Taxation of Distributions

Subject to the PFIC rules discussed below, a U.S. Holder of Exchange Shares generally will be required to include in gross income as dividends the amount of any cash distribution paid on the Exchange Shares to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under United States federal income tax principles). Such dividends paid by us will be taxable to a corporate U.S. Holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its Exchange Shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such Exchange Shares.

With respect to non-corporate U.S. Holders, under tax laws currently in effect, dividends generally will be taxed at the lower applicable long-term capital gains rate (see “Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Exchange Shares” below) only if the Exchange Shares are readily tradable on an established securities market in the United States and certain other requirements are met. In addition, if we are classified as a PFIC in a taxable year in which a dividend is paid or the prior year, this lower tax rate will not be available. U.S. Holders should consult their tax advisors regarding the availability of this lower rate for any dividends paid with respect to the Exchange Shares.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Exchange Shares

Subject to the PFIC rules discussed below, a U.S. Holder generally will recognize capital gain or loss on the sale or other taxable disposition of the Exchange Shares. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such Exchange Shares exceeds one year and taxed as described under “Taxation of U.S. Holders on the Exchange of Warrants Pursuant to the Offer—Recapitalization with Boot: Recognition of Gain but not Loss on the Exchange of Warrants Pursuant to the Offer” above.

The amount of gain or loss recognized on a sale or other taxable disposition generally will be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in the Exchange Shares so disposed of. A U.S. Holder’s adjusted tax basis in the Exchange Shares will be calculated as described above, reduced by any distributions treated as a return of capital prior to the sale or other taxable disposition of such Exchange Shares.

Passive Foreign Investment Company Rules

If we are determined to be a PFIC for the 2018 taxable year or any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of the Exchange Shares and the U.S. Holder did not make either a timely qualified electing fund (“QEF”) election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) the Exchange Shares, as described below, such U.S. Holder generally will be subject to the special rules described under “Taxation of U.S. Holders on the Exchange of Warrants Pursuant to the Offer—Passive Foreign Investment Company Rules” above with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of the Exchange Shares and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Exchange Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Exchange Shares).

In general, if we are determined to be a PFIC, a U.S. Holder will avoid the PFIC tax consequences described above in respect of the Exchange Shares by making a timely and valid QEF election to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed United States federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with the relevant return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC annual information statement from us. If we determine we are a PFIC for any taxable year, we will endeavor to provide to a U.S. Holder, upon request, such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election, but there is no assurance that we will timely provide such required information. There is also no assurance that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided.

If a U.S. Holder has made a QEF election with respect to the Exchange Shares, and the excess distribution rules discussed above do not apply to such shares (because of a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder holds such shares), any gain recognized on the sale of the Exchange Shares generally will be taxable as capital gain and no additional tax charge will be imposed under the PFIC rules. As discussed above, if we are a PFIC for any taxable year, a U.S. Holder of the Exchange Shares that has made a QEF election will be currently taxed on its pro rata share of our earnings and profits, whether or not distributed for such year. A subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable when distributed to such U.S. Holder. The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. In addition, if we are not a PFIC for any taxable year, such U.S. Holder will not be subject to the QEF inclusion regime with respect to the Exchange Shares for such a taxable year.

If we are a PFIC and the Exchange Shares constitute “marketable stock,” a U.S. Holder may avoid the adverse PFIC tax consequences discussed above if such U.S. Holder, at the close of the first taxable year in which it holds the Exchange Shares, makes a mark-to-market election with respect to such shares for such taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of the Exchange Shares at the end of such year over its adjusted basis in the Exchange Shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis in the Exchange Shares over the fair market value of the Exchange Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in the Exchange Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the Exchange Shares will be treated as ordinary income.

The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including the New York Stock Exchange (on which we intend the Exchange Shares to continue to be listed), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to the Exchange Shares under their particular circumstances.

If we are a PFIC and, at any time, have a foreign subsidiary that is classified as a PFIC, U.S. Holders generally will be deemed to own a portion of the shares of such lower-tier PFIC, and generally would incur liability for the deferred tax and interest charge described above if we receive a distribution from, or dispose of all or part of our interest in, the lower-tier PFIC or the U.S. Holders otherwise are deemed to have disposed of an interest in the lower-tier PFIC. We will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder the information that may be required to make or maintain a QEF election with respect to the lower-tier PFIC. There can be no assurance that we will have timely knowledge of the status of any such lower-tier PFIC. In addition, we may not hold a controlling interest in any such lower-tier PFIC and thus there can be no assurance we will be able to cause the lower-tier PFIC to provide such required information. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a QEF or market-to-market election is made) and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS.

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of the Exchange Shares should consult their own tax advisors concerning the application of the PFIC rules to our Ordinary Shares under their particular circumstances.

Related Person Insurance Income

Special rules apply with respect to a controlled foreign corporation that earns related person insurance income (“RPII”). For purposes of taking into account RPII, an entity treated as a foreign corporation for U.S. federal income tax purposes will be considered a “RPII CFC” if, on any day of its taxable year, U.S. persons who own (directly or indirectly through non-U.S. entities) any of its stock (each such person, a “RPII Shareholder”) own (directly, indirectly through non-U.S. entities or constructively) 25% or more of the total combined voting power of all classes of its voting stock or 25% or more of the total value of all of its stock. Each of our non-U.S. insurance subsidiaries expects to be treated as a RPII CFC for this purpose based on the ownership of its shares.

The RPII of a RPII CFC is certain insurance and reinsurance income (including underwriting and investment income) attributable to a policy of insurance or reinsurance with respect to which the person (directly or indirectly) insured is a RPII Shareholder or a “related person” to a RPII Shareholder. Generally, a person is a related person to a RPII Shareholder if the person controls or is controlled by the RPII Shareholder, or if the person is controlled by the same person or persons who control the RPII Shareholder. Control is defined for these purposes as direct or indirect ownership of more than 50% of the value or voting power of the stock of a person treated as a corporation for U.S. federal income tax purposes or more than 50% of the value of the beneficial interests in a person treated as a partnership, trust, or estate for U.S. federal income tax purposes. Certain attribution rules apply for purposes of determining control.

As a general matter, although we may have a small number of our RPII Shareholders that have purchased policies from one of our U.S. subsidiaries, we do not believe that any of our non-U.S. insurance subsidiaries will earn more than a de minimis amount of RPII from insuring risks of RPII Shareholders. Our Charter provides that no shareholder or holder (or, to its actual knowledge, any direct or indirect beneficial owner thereof) of our issued and outstanding shares, including any securities exchangeable for our share capital and all options, warrants, and contractual and other rights to purchase our share capital (“Derivative Securities”), that is a “United States person” (as defined in Section 957 of the Code) shall knowingly permit itself to hold (directly, indirectly or constructively within the meaning of Section 958 of the Code) 50% or more of the total voting power or of the total value of our issued and outstanding shares, including our Derivative Securities, in order to reduce the likelihood of us recognizing RPII. This limitation would not apply to a shareholder or holder of Derivative Securities that is a member of the Blackstone Group or FNF Group. In the event that any holder of our shares or Derivative Securities to whom this limitation applies contravenes such limitation, our board of directors may require such holder to sell or allow us to repurchase some or all of such holder’s shares or Derivative Securities at fair market value, as the board of directors and such holder agree in good faith, or to take any reasonable action that the board of directors deems appropriate. If a member of the Blackstone Group or FNF Group were to own (directly, indirectly or constructively) more than 50% of the total voting power or total value of our issued and outstanding shares, our subsidiaries may be treated as “related” to a member of the Blackstone Group or FNF Group, as applicable (or one of their affiliates) for these purposes. In such case, substantially all of our Bermuda reinsurance subsidiaries’ income might constitute RPII, triggering the adverse RPII consequences to all U.S. persons that hold the Exchange Shares directly or indirectly through non-U.S. entities, as described below.

RPII Exceptions—The RPII rules will not apply with respect to a non-U.S. insurance subsidiary for a taxable year if (1) at all times during its taxable year less than 20% of the total combined voting power of all classes of such non-U.S. insurance subsidiary’s voting stock and less than 20% of the total value of all of its stock is owned (directly or indirectly) by persons who are (directly or indirectly) insured under any policy of insurance or reinsurance issued by such insurance subsidiary or who are related persons to any such person or (2) its RPII (determined on a gross basis) is less than 20% of its insurance income (as so determined) for the taxable year, determined with certain adjustments. It is expected that one or both of these exceptions will apply to our Bermuda reinsurance subsidiaries, but because we cannot be certain of our future ownership or our ability to obtain information about our shareholders to manage such ownership to ensure that our subsidiaries qualify for one or both of these exceptions, there can be no assurance in this regard.

Apportionment of RPII to RPII Shareholders—If either of our Bermuda reinsurance subsidiaries does not qualify for either of the exceptions described above for a taxable year, then a RPII Shareholder that owns, directly or indirectly through non-U.S. entities, any of the Exchange Shares on the last day of that taxable year will be required to include in gross income the RPII Shareholder’s pro rata share of such subsidiary’s RPII for the entire taxable year, whether or not distributed, even if that RPII Shareholder did not own the Exchange Shares throughout the year. The RPII Shareholder’s share of the RPII for the taxable year will be determined as if all RPII were distributed proportionately only to RPII Shareholders at that date, but limited by each such RPII Shareholder’s share of such subsidiary’s current year earnings and profits as reduced by the RPII Shareholder’s share, if any, of certain prior-year deficits in earnings and profits. The RPII Shareholder may exclude from income the amount of any distributions by us of earnings and profits attributable to amounts that are, or have been, included in the gross income of the RPII Shareholder. A RPII Shareholder will not be able to exclude from income the amount of any distributions by us of earnings and profits attributable to RPII amounts that have been included in the gross income of any previous RPII Shareholders of the Ordinary Shares owned, directly or indirectly through non-U.S. entities, by such RPII Shareholder if the RPII Shareholder is unable to identify the previous RPII Shareholders and demonstrate the amount of RPII that had previously been included in the gross income of the previous RPII Shareholders.

A RPII Shareholder who owns (directly or indirectly) the Exchange Shares during a non-U.S. insurance subsidiary’s taxable year but not on the last day of the taxable year is not required to include in gross income any part of such subsidiary’s RPII for that taxable year solely by reason of such ownership.

Computation of RPII—For any year in which the RPII rules apply with respect to either of our Bermuda reinsurance subsidiaries, we may seek information from our shareholders as to whether direct or indirect owners of our shares at the end of the year are RPII Shareholders so that the RPII may be determined and apportioned among such persons. We are not under any obligation to do so or to report any RPII to our RPII Shareholders. To the extent we are unable to determine whether a direct or indirect owner of our shares is a RPII Shareholder, we may assume that such owner is not a RPII Shareholder, thereby increasing the per-share RPII amount for all known RPII Shareholders. Calculating the amount of RPII we may receive, and determining whether we are eligible for the RPII exceptions, requires information about our shareholders and insureds that we may not have. Therefore, there can be no assurance that we will be able to determine the availability of the RPII exceptions or the amount of insurance income that is RPII.

Uncertainty as to the Application of the RPII Provisions—The meaning of various RPII provisions and the application of those provisions to our Bermuda reinsurance subsidiaries is uncertain. Regulations interpreting the RPII provisions exist only in proposed form, and it is uncertain whether those regulations will be adopted in their proposed form (or at all) or whether changes or clarifications might be made to them. It is also uncertain whether any such changes or any interpretation or application of the RPII provisions by the IRS or the courts might have retroactive effect. In addition, there can be no assurance that the amount of RPII or the amounts of the RPII inclusions for any particular RPII Shareholder, if any, will not be subject to adjustment based upon subsequent IRS examination. Prospective investors are urged to consult their tax advisors regarding the effects of these uncertainties and the application of the RPII provisions to them.

Basis Adjustments—A U.S. Holder’s tax basis in the Exchange Shares will be increased by the amount of any of our non-U.S. subsidiaries RPII that such U.S. Holder includes in income under the RPII rules by reason of its ownership of such shares. A U.S. Holder’s tax basis in the Exchange Shares will be reduced by the amount of any distributions on the Exchange Shares of previously taxed income that is excluded from the U.S. Holder’s gross income. If such distributions exceed the U.S. Holder’s tax basis in the Exchange Shares, the excess will be treated as gain from the sale or exchange of the Exchange Shares (see discussion above).

Disposition of Exchange Shares—Under Section 953(c)(7) of the Code, the rules of Section 1248 of the Code apply to the sale or exchange of shares in a non-U.S. corporation by a RPII Shareholder if the non-U.S. corporation would be taxed under the provisions of the Code applicable to U.S. insurance companies if it were a U.S. corporation and the non-U.S. corporation is (or would be but for certain exceptions) treated as a RPII CFC. If Section 1248 applies under such circumstances, gain on the disposition of shares in the non-U.S. corporation may be recharacterized as a dividend to the extent of the U.S. person’s share of the corporation’s undistributed earnings and profits that were accumulated during the period that the U.S. person owned the shares (possibly whether or not those earnings and profits are attributable to RPII).

We do not directly engage in an insurance or reinsurance business, but our Bermuda reinsurance subsidiaries do. Existing proposed regulations do not address whether the provisions of Section 953(c)(7) of the Code may apply with respect to the sale of stock in a non-U.S. corporation that is not a RPII CFC but has a non-U.S. subsidiary that is a RPII CFC and that would be taxed under the provisions of the Code applicable to U.S. insurance companies if it were a U.S. corporation. In the absence of legal authority to the contrary, there is a strong argument that this specific rule should not apply to a disposition of the Exchange Shares because we are not directly engaged in the insurance business. However, there is no assurance that the IRS will not successfully assert that Section 953(c)(7) applies in such circumstances and thus may apply to the sale or exchange by a U.S. Holder of the Exchange Shares. Prospective investors are urged to consult their tax advisors regarding the effects of these rules on a disposition of the Exchange Shares.

Foreign Tax Credits

In the event that U.S. persons own (directly, indirectly through non-U.S. entities or constructively) 50% or more of the total combined voting power of all classes of our voting Ordinary Shares or 50% or more of the total value of our Ordinary Shares, only a portion of the current income inclusions, if any, under the RPII and PFIC provisions and of any dividends paid by us (including any gain from the sale or other taxable disposition of the Exchange Shares that is treated as a dividend under Code Section 1248) will be treated as non-U.S. source income for purposes of computing a U.S. Holder’s U.S. foreign tax credit limitation. It is likely that any RPII inclusions and dividends that are non-U.S. source income will constitute passive category income for foreign tax credit limitation purposes. Thus, U.S. Holders might not be able to utilize any excess foreign tax credits from other sources to reduce U.S. tax on such income.

Net Investment Income Tax

Net investment income will include a U.S. Holder’s share of dividends and gain on the sale or other taxable disposition of the Exchange Shares. Unless a U.S. Holder elects otherwise or holds the Exchange Shares in connection with certain trades or businesses, the PFIC provisions generally will not apply for purposes of determining a U.S. Holder’s net investment income. A U.S. Holder’s net investment income will be taxed as described under “Taxation of U.S. Holders on the Exchange of Warrants Pursuant to the Offer—Net Investment Income Tax” above.

Reporting Requirements for U.S. Holders

Form 5471—A U.S. Holder that is an RPII Shareholder of our non-U.S. insurance subsidiaries will be required to file Form 5471 (Information Return of U.S. Persons with Respect to Certain Foreign Corporations) with the IRS for one or more taxable years with respect to the applicable company. This information return requires certain disclosures concerning the filing shareholder and the applicable company.

Form 8621—As discussed above, a U.S. person that is a shareholder of a PFIC is required to file Form 8621 (Information Return by a Shareholder of a PFIC or Qualified Electing Fund) with the IRS. If we are a PFIC in any year, U.S. Holders may be required to file Forms 8621 with the IRS with respect to us and any PFICs owned by us, directly or indirectly by application of certain attribution rules.

Form 8938—U.S. Holders who are individuals may be required to file Form 8938 (Statement of Specified Foreign Financial Assets) with the IRS. A U.S. Holder that is formed or availed of for purposes of holding, directly or indirectly, specified foreign financial assets may also be required to file this form.

Potential investors are urged to consult their tax advisors for advice regarding reporting on Forms 5471, 8621 and 8938 and any other reporting requirements that may apply to their ownership or disposition of the Exchange Shares. We are not obligated to provide U.S. Holders with the information necessary to satisfy such reporting requirements. Failure to properly file such forms, if required, may result in the imposition of substantial penalties and an extension of the statute of limitations for the assessment of any U.S. federal income tax with respect to any tax return, event or period to which the information required to be reported on such forms relates.

Taxation of Non-U.S. Holders of Our Exchange Shares

This section applies to Non-U.S. Holders of the Exchange Shares.

Subject to the discussion under “FATCA Withholding” below, dividends (including constructive distributions) paid or deemed paid to a Non-U.S. Holder in respect of the Exchange Shares generally will not be subject to United States federal income tax, unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such Non-U.S. Holder maintains in the United States). In addition, a Non-U.S. Holder generally will not be subject to United States federal income tax on any gain attributable to a sale or other disposition of the Exchange Shares unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such Non-U.S. Holder maintains in the United States).

Dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to United States federal income tax at the same regular United States federal income tax rates applicable to a comparable U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for United States federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Information Reporting and Backup Withholding

Dividend payments with respect to the Exchange Shares and proceeds from the sale, exchange or redemption of the Exchange Shares may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding will not apply, however, to a U.S. Holder or a Non-U.S. Holder who furnishes the appropriate information and documentation. See “Information Reporting and Backup Withholding Applicable to the Exchange of Warrants Pursuant to the Offer” above.

FATCA Withholding

If we are treated as engaged in a U.S. trade or business in any taxable year, all or a portion of the dividends on the Exchange Shares may be treated as U.S.-source income and may be subject to withholding and information reporting under FATCA unless a U.S. Holder or Non-U.S. Holder (and any intermediaries through which it holds its Exchange Shares) establishes an exemption from such withholding and information reporting. In addition, any gross proceeds from the sale or other disposition of the Exchange Shares after December 31, 2018 might also be subject to withholding and information reporting under FATCA in such circumstances, absent an exemption. We currently intend to limit our U.S. activities so that we are not considered to be engaged in a U.S. trade or business. No definitive standards, however, are provided by the Code, U.S. Treasury regulations or court decisions regarding when a foreign corporation is engaged in the conduct of a U.S. trade or business. Because the law is unclear, and the determination is highly factual and must be made annually, there is no assurance that the IRS will not contend that we are engaged in a U.S. trade or business.

Taxation of the Company and Our Non-U.S. Subsidiaries

In general, a non-U.S. corporation is subject to U.S. federal income tax on its taxable income which is effectively connected with the conduct of a trade or business in the United States, including a branch profits tax based upon its after-tax effectively connected earnings and profits, with certain adjustments. We currently intend to limit our U.S. activities so that neither we nor any of our non-U.S. subsidiaries are considered to be engaged in a U.S. trade or business. No definitive standards, however, are provided by the Code, U.S. Treasury regulations or court decisions regarding when a non-U.S. corporation is engaged in the conduct of a U.S. trade or business. Because the law is unclear, and the determination is highly factual and must be made annually, there is no assurance that the IRS will not contend that we or any of our non-U.S. subsidiaries is engaged in a U.S. trade or business. If we or any of our non-U.S. subsidiaries were found to be so engaged, we or it, as applicable, would be subject to U.S. federal income tax at regular corporate rates (currently up to 21%) and a 30% branch profits tax, except as described below with respect to the tax treaty between Bermuda and the United States (the “Bermuda Treaty”). A non-U.S. corporation is generally entitled to deductions and credits only if it timely files a U.S. federal income tax return. We or any of our non-U.S. subsidiaries may file such returns on a protective basis for each tax year. U.S. federal income tax, if imposed, would be based on effectively connected income and computed in a manner generally analogous to that applied to the income of a U.S. corporation.

We may decide to make an election under Section 953(d) of the Code to treat one or more of our Bermuda insurance subsidiaries as a U.S. corporation. In that event, the subsidiary making such election would be subject to U.S. federal income tax at regular corporate rates (currently up to 21%), but not the branch profits tax described above.

Bermuda Treaty Benefits

If either of our Bermuda insurance subsidiaries is entitled to the benefits of the Bermuda Treaty for a given taxable year, it will not be subject to U.S. federal income tax on certain of its business profits for that year unless those business profits are attributable to a permanent establishment in the United States. Our Bermuda insurance subsidiaries currently intend to conduct their activities in such a manner as to avoid having a permanent establishment in the United States, but because the determination of whether a person has a permanent establishment in the United States is highly factual, and must be made annually, there can be no assurances that either of our Bermuda insurance subsidiaries will be successful in that regard.

An insurance enterprise resident in Bermuda whose shares are not traded on an exchange will be entitled to the benefits of the Bermuda Treaty only if  (1) more than 50% of its shares are beneficially owned, directly or indirectly, by any combination of individual residents of the United States or Bermuda or U.S. citizens and (2) its income is not used in substantial part, directly or indirectly, to make certain disproportionate distributions to, or to meet certain liabilities of, persons who are neither residents of the United States or Bermuda nor U.S. citizens. It cannot be predicted whether either of our Bermuda insurance subsidiaries will qualify for the benefits of the Bermuda Treaty because it cannot be predicted whether either of our Bermuda insurance subsidiaries’ direct or indirect ownership will satisfy the requirements described above.

Net Investment Income

Non-U.S. insurance companies carrying on an insurance business within the United States are treated under the Code as having a certain minimum amount of effectively connected net investment income, determined in accordance with a formula that depends, in part, on the amount of U.S. risk insured or reinsured by such companies. If, contrary to our intention, either of our Bermuda insurance subsidiaries is considered to be engaged in the conduct of an insurance business in the United States and is not entitled to the benefits of the Bermuda Treaty, a significant portion of its investment income could be subject to U.S. federal income tax. In addition, while the Bermuda Treaty clearly applies to premium income, it is uncertain whether it applies to other income such as investment income. Because the law is not clear, there is no assurance that if either of our Bermuda insurance subsidiaries is considered to be engaged in the conduct of an insurance business in the United States, a significant portion of its investment income would not be subject to U.S. federal income tax (including branch profits tax), even if it is entitled to the benefits of the Bermuda Treaty.

Withholding Tax

Non-U.S. corporations not engaged in a trade or business in the United States generally are subject to a 30% U.S. federal income tax (imposed on a gross basis and generally collected by withholding) on certain “fixed or determinable annual or periodical gains, profits and income” from sources within the United States. Such income includes certain distributions from U.S. corporations and certain interest on investments but does not include insurance premiums paid with respect to a contract that is subject to the excise tax described below. If any of our U.S. subsidiaries makes a distribution to us or our direct, wholly owned non-U.S. subsidiary, the distribution will be treated as a dividend to which the 30% withholding tax will apply to the extent the distribution is paid out of the subsidiary’s current or accumulated earning and profits, as determined for U.S. federal income tax purposes.

Excise Tax

The United States imposes an excise tax on insurance and reinsurance premiums paid to non-U.S. insurers or reinsurers with respect to risks located in the United States. The applicable tax rates are 1% for life insurance and annuity contract premiums and 1% for reinsurance premiums. The Bermuda Treaty does not provide any relief from this excise tax. The person who pays the premium to the non-U.S. insurer or reinsurer is customarily responsible for the excise tax. If, however, the tax is not paid by the purchaser of the insurance or reinsurance, the non-U.S. insurer may be held liable for the tax. Accordingly, if our non-U.S. subsidiaries reinsure U.S. risks written by third-party insurance companies, and such insurance companies were not to pay this excise tax, we could be held liable for it.

Section 4. Material Cayman Islands Tax Considerations.

Taxation of U.S. Holders and Non-U.S. Holders on the Exchange of Warrants for Cash and Exchange Shares

Any payments for the exchange of the warrants will not be subject to taxation in the Cayman Islands and no withholding will be required on the exchange payment for the warrants nor will gains derived from the disposal of the warrants be subject to Cayman Islands income or corporation tax. The Cayman Islands currently has no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

No Cayman Islands stamp duty is payable in respect to the exchange of the warrants. An instrument of transfer or repurchase in respect of a warrant is stampable if executed in or brought into the Cayman Islands.

Cayman Islands Tax Considerations Relating to the Ownership of Exchange Shares

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the securities of the Company, including the Exchange Shares. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws:

Payments of dividends and capital in respect of the Exchange Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the Exchange Shares nor will gains derived from the disposal of the Exchange Shares be subject to Cayman Islands income or corporation tax. The Cayman Islands currently has no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect of the issue of the Exchange Shares or on an instrument of transfer in respect of such Exchange Shares.

The Company has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has obtained an undertaking from the Financial Secretary of the Cayman Islands in the following form:

The Tax Concessions Law

(2018 Revision)

Undertaking as to Tax Concessions

In accordance with the provision of Section 6 of The Tax Concessions Law (2018 Revision), the Financial Secretary undertakes with FGL Holdings (“the Company”):

1. That no law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

2. In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

2.1 On or in respect of the shares, debentures or other obligations of the Company; or

2.2 by way of the withholding in whole or part, of any relevant payment as defined in Section 6(3) of the Tax Concessions Law (2018 Revision).

These concessions shall be for a period of twenty years from the date hereof.

RISK FACTORS

You should consider carefully the risk factors below and the risks described in our most recent Annual Report on Form 10-K, as such risk factors are updated by our annual, quarterly and current reports that we file with the SEC, as well as the other information contained or incorporated by reference in this Offer to Exchange, before making an investment decision. Any of the risk factors could significantly and negatively affect our business, financial condition, results of operations, cash flows, and prospects and the trading price of our securities. You could lose all or part of your investment.

There is no guarantee that your decision whether or not to tender your Warrants will put you in a better future economic position.

We can give no assurance as to the price at which a Warrant holder may be able to sell its Warrants in the future following the completion of the Offer. General market and economic conditions may cause an increase in the prices of the Warrants and the Ordinary Shares underlying the Warrants, and may cause you to realize a lower value now than you might realize in the future had you not agreed to tender your Warrants in the Offer. Similarly, if you do not tender your Warrants, you will continue to bear the risk of ownership of your Warrants and there can be no assurance that you will be able to sell your Warrants in the future for a greater amount than the value of the Exchange Consideration. You should consult your own tax and/or financial advisor regarding how this may affect your individual situation.

There is no guarantee that the Warrants will ever be in the money and they may expire worthless.

The exercise price for the Warrants is $11.50 per share. While the Warrants have in the past been, and may in the future be, in the money, there is no guarantee that the Warrants will be in the money prior to their expiration, and as such, the Warrants may expire worthless.

In the event that a significant number of Warrants are validly tendered and accepted for exchange and cancelled, the remaining Warrants may become less liquid.

If a significant number of Warrants are validly tendered and accepted for exchange and cancelled, the Company may be left with a significantly smaller number of Warrant holders and Warrants outstanding. As a result, the number of Warrants available for trading in the securities markets following the Offer will be reduced, which may cause the Warrants to be delisted from the NYSE or may reduce the volume of trading in the Warrants and may result in lower market prices, increased volatility and reduced liquidity in the trading of the Warrants. Additionally, if the Warrants no longer qualify for continued listing on the NYSE, and are quoted on the Over-the-Counter Bulletin Board, an inter-dealer automated quotation system for equity securities not included in a securities exchange, the liquidity and price of the Warrants may be more limited than if the Warrants were quoted or listed on the NYSE or another national exchange.

The issuance of additional Ordinary Shares upon the exchange of tendered Warrants will dilute our existing shareholders as well as our future shareholders.

We will issue additional Ordinary Shares upon the exchange of tendered Warrants. Ordinary Shares issued in exchange for Warrants tendered will not provide any additional capital to us. These issuances will dilute the ownership by holders of our Ordinary Shares.

Should any approval or other action be required, we are unable to predict whether we will delay the acceptance for exchange of or payment of the Exchange Consideration for Warrants tendered pursuant to the Offer pending the outcome of any such matter.

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of the Warrants pursuant to the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Warrants pursuant to the Offer. Should any approval or other action be required, we are unable to predict whether we will delay the acceptance for exchange of or payment of the Exchange Consideration for Warrants tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

Consummation of the Offer will increase our indebtedness and interest expense and create a greater ratio of indebtedness to stockholders’ equity.

We plan to utilize our existing cash resources and borrowings under our existing revolving credit facility to finance the cash portion of the Exchange Consideration and the expenses related to the Offer, which will cause our indebtedness and interest expense to increase. Such increased levels of indebtedness and higher interest expense may make it difficult for us to service our indebtedness or incur future indebtedness on attractive terms or at all. In addition, our indebtedness will become more substantial in relation to stockholders’ equity. After giving pro forma effect to the consummation of the Offer and use of our existing cash resources and borrowings under our revolving credit facility to fund cash paid to Warrant holders in the Offer (assuming 100% of our outstanding Warrants are validly tendered and accepted) and the expenses related to the Offer, the Company would have had total indebtedness of approximately $570 million and stockholders’ equity of approximately $1,268 million at June 30, 2018.

To the extent we utilize our existing revolving credit facility to finance the cash portion of the Exchange Consideration, we will reduce our ability to borrow under the facility to fund our operations and other activities.

Amounts available for borrowing under our existing revolving credit facility will be reduced to the extent we utilize the facility to fund the cash portion of the Exchange Consideration. Accordingly, our ability to borrow under the existing revolving credit facility to finance our business and operations will be reduced. To the extent we need to borrow amounts greater than those available under our existing revolving credit facility, we will need to either obtain additional financing or credit facilities or obtain increases under the existing revolving credit facility. If we are not able to secure such financing, new credit lines or increases to our existing revolving credit facility, our operations and financial condition could be adversely affected.

THE OFFER

Section 1. Number of Warrants; Exchange Consideration.

Number of Warrants

Upon the terms and subject to the conditions of the Offer, we will exchange any and all of our outstanding Warrants, or such lesser number of Warrants validly tendered and not properly withdrawn, in accordance with “The Offer—Section 3. Withdrawal Rights,” before the Expiration Date, for 0.11 Ordinary Shares and $0.98 in cash, without interest, per Warrant.

This Offer to Exchange and the related Letter of Transmittal will be mailed to record holders of the Warrants and will be furnished to each broker, dealer, commercial bank, trust company or other nominee holders of Warrants and similar persons whose names, or the names of whose nominees, appear on the Company’s Warrant holders list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Warrants.

The Offer will expire at 12:00 Midnight, New York City time, at the end of the day on October 4, 2018, or such later time and date to which we may extend the Offer. Only Warrants validly tendered and not properly withdrawn will be exchanged pursuant to the Offer. All Warrants tendered and not exchanged pursuant to the Offer will be returned to the tendering Warrant holders at our expense promptly following the Expiration Date. See “The Offer—Section 12. Extension of the Offer; Termination; Amendment.”

The Offer is not conditioned on any minimum number of Warrants being tendered. However, we may elect to exchange none of the Warrants tendered to us. If we elect to exchange any of the Warrants validly tendered to us, we will exchange all of the Warrants validly tendered. The Offer is, however, subject to certain other conditions. See “Special Factors—Section 1. Purposes, Alternatives, Reasons and Effects” and “The Offer—Section 5. Conditions of the Offer.”

Exchange Consideration

The Exchange Consideration is 0.11 Ordinary Shares and $0.98 in cash, without interest, per Warrant. We expressly reserve the right, in our sole discretion, to increase or decrease the Exchange Consideration, subject to applicable law. See “The Offer—Section 11. Extension of the Offer; Termination; Amendment.”

If we increase or decrease Exchange Consideration, then the Offer must remain open for at least ten business days following the date that notice of the increase or decrease is first published, sent or given. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. See “The Offer—Section 12. Extension of the Offer; Termination; Amendment.”

Section 2. Procedures for Tendering Warrants.

Valid Tender of Warrants

For a Warrant holder to make a valid tender of Warrants under the Offer, the Depositary must receive, at its address set forth on the back cover of this Offer to Exchange, and prior to the Expiration Date, Warrant certificates for the Warrants you wish to tender, or confirmation of receipt of the Warrants pursuant to the procedure for book-entry transfer described below, together with a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other required documents.

If a broker, dealer, commercial bank, trust company or other nominee holds your Warrants, you must contact such nominee to tender your Warrants. It is likely your nominee has an earlier deadline for you to act to instruct the nominee to tender Warrants on your behalf. We urge Warrant holders who hold Warrants through nominees to consult their nominees to determine the times by which they must take action in order to participate in the Offer and whether transaction costs may apply if Warrant holders tender Warrants through their nominees.

Signature Guarantees

No signature guarantee will be required on a Letter of Transmittal if:

(i)

the registered holder of the Warrants (including any participant in DTC whose name appears on a security position listing as the owner of the Warrants) tendered has not completed either the box titled “Special Delivery Instructions” or the box titled “Special Payment Instructions” on the Letter of Transmittal; or

(ii)

Warrants are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “eligible institution”). See Instruction 1 to the Letter of Transmittal.

Except as described above, all signatures on any Letter of Transmittal for Warrants tendered must be guaranteed by an eligible institution. If a Warrant certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Warrants not exchanged or tendered are to be issued and returned, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate instruments of transfer, in either case signed exactly as the name of the registered holder or owner appears on the certificate, with the signatures on the certificate guaranteed by an eligible institution.

In all cases, payment for Warrants tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of Warrant certificates (or a timely confirmation of the book-entry transfer of the Warrants into the Depositary’s account at DTC, as described above), a properly completed and duly executed Letter of Transmittal including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

Method of Delivery

The method of delivery of all documents, including Warrant certificates, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering holder. Warrants will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Delivery

For purposes of the Offer, the Depositary will establish an account with respect to the Warrants at DTC within two business days after the date of this Offer to Exchange. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Warrants by causing DTC to transfer those Warrants into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of Warrants may be effected through a book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal with any required signature guarantees, or an Agent’s Message, and any other required documents must be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Exchange before the Expiration Date.

The confirmation of a book-entry transfer of Warrants into the Depositary’s account at DTC is referred to herein as “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that DTC has received an express acknowledgement from the DTC participant tendering Warrants that such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the DTC participant.

Return of Unexchanged Warrants

If any tendered Warrants are not exchanged, or if less than all Warrants evidenced by a Warrant holder’s certificates are tendered, certificates for unexchanged Warrants will be returned promptly after the expiration or termination of the Offer or, in the case of Warrants tendered by book-entry transfer at DTC, the Warrants will be credited to the appropriate account maintained by the tendering Warrant holder at DTC, in each case without expense to the Warrant holder.

Tendering Warrant Holders’ Representations and Warranties; Tender Constitutes an Agreement

It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender Warrants for such person’s own account unless at the time of tender and at the Expiration Date such person has a “net long position,” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the Warrants or equivalent securities at least equal to the Warrants being tendered and will deliver or cause to be delivered such Warrants for the purpose of tendering to us within the period specified in the Offer. A tender of Warrants made pursuant to any method of delivery set forth herein will constitute the tendering Warrant holder’s acceptance of the terms and conditions of the Offer, as well as the tendering Warrant holder’s representation and warranty to us that (i) such Warrant holder has a “net long position,” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the Warrants or equivalent securities being tendered, and (ii) such tender of Warrants complies with Rule 14e-4.

A tender of Warrants made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering Warrant holder has full power and authority to tender, sell, assign and transfer the Warrants tendered, and that, when the same are accepted for exchange by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Warrants, and the same will not be subject to any adverse claim or right. Any such tendering Warrant holder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Warrants tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering Warrant holder and shall not be affected by, and shall survive, the death or incapacity of such tendering Warrant holder.

A tender of Warrants made pursuant to any method of delivery set forth herein will also constitute an acknowledgement by the tendering Warrant holder that: (i) the Offer is discretionary and may be extended, modified, suspended or terminated by us as provided herein; (ii) such Warrant holder is voluntarily participating in the Offer; (iii) the future value of the Warrants and the Exchange Shares is unknown and cannot be predicted with certainty; (iv) such Warrant holder has received this Offer to Exchange; (v) such Warrant holder is not relying on the Company, the Financial Advisor, the Information Agent or the Depositary for tax or financial advice with regard to how the Offer will impact the tendering Warrant holder’s specific situation; (vi) any foreign exchange obligations triggered by such Warrant holder’s tender of Warrants or receipt of proceeds are solely his, her or its responsibility; (vii) regardless of any action that we take with respect to any or all income/capital gains tax, social security or insurance tax, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of Warrants, the ultimate liability for all Tax Items is and remains his, her or its sole responsibility; and (viii) such Warrant holder has a “net long position,” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the Warrants or equivalent securities at least equal to the Warrants being tendered, and the tender of Warrants complies with Rule 14e-4. In that regard, a tender of Warrants shall authorize us to withhold all applicable Tax Items potentially payable by a tendering Warrant holder. Our acceptance for payment of Warrants tendered pursuant to the Offer will constitute a binding agreement between the tendering Warrant holder and us upon the terms and subject to certain conditions of the Offer.

Determination of Validity; Rejection of Warrants; Waiver of Defects; No Obligation to Give Notice of Defects

All questions as to the number of Warrants to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for exchange of Warrants will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding in a court of competent jurisdiction if our determinations are challenged by Warrant holders. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance for exchange of tenders which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any conditions of the Offer with respect to all tendered Warrants or waive any defect or irregularity in any tender with respect to any particular Warrants or any particular Warrant holder whether or not we waive similar defects or irregularities in the case of other Warrant holders. No tender of Warrants will be deemed to have been validly made until all defects or irregularities have been cured or waived. We will not be liable for failure to waive any condition of the Offer or any defect or irregularity in any tender of Warrants. None of the Company, the Information Agent, the Depositary or any other person will be obligated to give notification of defects or irregularities in tenders or incur any liability for failure to give notification. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties, subject to a Warrant holder’s right to challenge our determination in a court of competent jurisdiction. By tendering Warrants, you agree to accept all decisions we make concerning these matters and waive any rights you might otherwise have to challenge those decisions.

Section 3. Withdrawal Rights.

You may withdraw Warrants that you have previously tendered pursuant to the Offer at any time prior to the Expiration Date. Except as this “Section 3. Withdrawal Rights” otherwise provides, tenders of Warrants are irrevocable.

For a withdrawal to be effective, a written notice of withdrawal must (i) be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Exchange and (ii) specify the name of the person having tendered the Warrants to be withdrawn, the number of Warrants to be withdrawn and the name of the registered holder of the Warrants to be withdrawn, if different from the name of the person who tendered the Warrants. To be effective, a notice of withdrawal must be in written, telegraphic or telex form.

If a Warrant holder has used more than one Letter of Transmittal or has otherwise tendered Warrants in more than one group of Warrants, the Warrant holder may withdraw Warrants using either separate notices of withdrawal or a combined notice of withdrawal so long as the information specified above is included.

If Warrant certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the Warrant holder must submit the serial numbers shown on those certificates to the Depositary and, unless an eligible institution has tendered those Warrants, an eligible institution must guarantee the signatures on the notice of withdrawal. If Warrants have been delivered in accordance with the procedures for book-entry transfer described in “The Offer—Section 2. Procedures for Tendering Warrants,” any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Warrants and must otherwise comply with DTC’s procedures.

Withdrawals of tenders of Warrants may not be rescinded, and any Warrants properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn Warrants may be retendered at any time prior to the Expiration Date by again following one of the procedures described in “The Offer—Section 2. Procedures for Tendering Warrants.”

All questions as to the form and validity, including the time of receipt, of notices of withdrawal will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding in a court of competent jurisdiction if our determinations are challenged by Warrant holders. We reserve the absolute right to waive any defect or irregularity in the withdrawal of Warrants by any Warrant holder, whether we waive similar defects or irregularities in the case of other Warrant holders. None of the Company, the Information Agent, the Depositary or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any notice.

If we extend the Offer, are delayed in our exchange of Warrants or are unable to exchange Warrants under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Warrants on our behalf. Such Warrants may not be withdrawn except to the extent tendering Warrant holders are entitled to withdrawal rights as described in this “Section 3. Withdrawal Rights.” Our reservation of the right to delay payment for Warrants which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the Warrants tendered promptly after termination or withdrawal of a tender offer.

Section 4. Exchange of Warrants and Payment of Exchange Consideration.

Promptly following the Expiration Date, we (i) will determine which Warrant holders validly tendered Warrants and (ii) if we accept any Warrants, we will accept for exchange any and all of our outstanding Warrants validly tendered and not properly withdrawn before the Expiration Date.

For purposes of the Offer, we will be deemed to have accepted for exchange Warrants that are validly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Warrants for payment pursuant to the Offer.

In all cases, on the terms and subject to the conditions of this Offer, consideration for Warrants tendered and accepted for exchange in the Offer will be issued promptly but only after timely receipt by the Depositary of certificates for Warrants, or a timely book-entry confirmation of Warrants into the Depositary’s account at the DTC, a properly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any other required documents.

We will pay the cash portion of the Exchange Consideration for the Warrants exchanged in the Offer by authorizing the release of the aggregate cash portion of the Exchange Consideration for such Warrants from the trust account to the Depositary, which will act as agent for tendering Warrant holders for the purpose of receiving payment from us and transmitting payment to tendering Warrant holders.

The Exchange Shares to be issued upon exchange of Warrants pursuant to the Offer, along with written notice from Depositary confirming the balance of any Warrants not exchanged, will be delivered promptly following the Expiration Date.

Certificates for all Warrants tendered and not exchanged will be returned or, in the case of Warrants tendered by book-entry transfer, will be credited to the account maintained with DTC by the broker/dealer participant who delivered the Warrants, to the tendering Warrant holder at our expense promptly after the Expiration Date or termination of the Offer, without expense to the tendering Warrant holders.

Under no circumstances will we pay interest as part of the Exchange Consideration, including, but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to exchange Warrants in the Offer.

We urge Warrant holders who hold Warrants through a broker, dealer, commercial bank, trust company or other nominee to consult their nominee to determine whether transaction costs are applicable if they tender Warrants through their nominee and not directly to the Depositary.

Section 5. Conditions of the Offer.

Notwithstanding any other provision of the Offer, we will not accept for exchange any Warrants tendered, and may terminate or amend the Offer or may postpone the acceptance for exchange of Warrants tendered, subject to the rules under the Exchange Act, if at any time on or after the commencement of the Offer and before the Expiration Date, there has been instituted or is pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that (i) directly or indirectly challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Offer, the acquisition of some or all of the Warrants pursuant to the Offer or (ii) in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any action or omission to act by us), makes it inadvisable to proceed with the Offer or with acceptance and exchange of the Warrants.

The conditions referred to above are for our sole benefit with respect to the Offer and may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any condition and may be waived by us, in whole or in part, at any time and from time to time in our discretion until the Offer shall have expired or been terminated. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time until the Offer shall have expired or been terminated. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. In certain circumstances, if we waive the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties.

Section 6. Price Range of Ordinary Shares and Warrants; Dividends.

On November 30, 2017, (a) all of the units of the Company separated into their component securities of one Ordinary Share and one-half of one Warrant to purchase one Ordinary Share, and the units ceased trading as a separate security, (b) all Class B Ordinary Shares, par value $0.0001 per share (“Class B Ordinary Shares”), converted into Class A Ordinary Shares, par value $0.0001 per share (“Class A Ordinary Shares”), and (c) all issued Class A Ordinary Shares were redesignated as Ordinary Shares and all unissued Class A Ordinary Shares and Class B Ordinary Shares were redesignated as Ordinary Shares.

Our Ordinary Shares and Warrants are listed on the NYSE under the symbols “FG” and “FG WS,” respectively. The Ordinary Shares and Warrants began trading on the NYSE on December 1, 2017. Prior to that, the Company’s units, Class A Ordinary Shares and Warrants were historically quoted on the Nasdaq Capital Market (“Nasdaq”) under the symbols “CFCOU,” “CFCO” and “CFCOW,” respectively. The Company’s units commenced public trading on May 20, 2016, and the Class A Ordinary Shares and Warrants each commenced separate trading on July 8, 2016.

The following table sets forth, for the calendar quarter indicated, the high and low sales prices per Ordinary Share and Warrant as reported on Nasdaq or NYSE, as applicable.

	Ordinary Shares (FG) (5)		Warrants (FG WS)
Period	High	Low	High	Low
2018:
Third Quarter (1)	$9.56	$8.56	$1.80	$1.31
Second Quarter	10.74	10.22	2.00	1.85
First Quarter	10.74	9.14	2.00	1.40
2017:
Fourth Quarter (2)(3)	$11.94	$9.19	$2.20	$0.97
Third Quarter	11.75	10.52	2.50	1.63
Second Quarter	12.25	10.00	2.52	1.35
First Quarter	10.23	9.89	1.70	1.20
2016:
Fourth Quarter	$11.94	$9.19	$2.20	$0.97
Third Quarter (4)	11.75	10.52	2.50	1.63

(1)	Through September 5, 2018.
(2)	Beginning December 1, 2017 with respect to FG and FG WS.
(3)	Through November 30, 2017 with respect to CFCO and CFCOW.
(4)	Beginning July 8, 2016 with respect to CFCO and CFCOW.
(5)	On November 30, 2017, our Class A Ordinary Shares were redesignated as Ordinary Shares.

The table below indicates the implied Warrant value at various hypothetical stock prices based on the Exchange Consideration of 0.11 Ordinary Shares and $0.98 in cash, without interest, per Warrant. The implied Warrant value is calculated by multiplying the prices per Ordinary Share in the table below by the Ordinary Share portion of the Exchange Consideration and adding the cash portion of the Exchange Consideration. The stock prices below are included for illustrative purposes only and there can be no assurance that the Ordinary Shares will trade at such prices prior to, at or after the expiration of the Offer.

Price per Share	Implied Warrant Value
$8.00	$1.86
$8.20	$1.88
$8.40	$1.90
$8.60	$1.93
$8.80	$1.95
$9.00	$1.97
$9.20	$1.99
$9.40	$2.01
$9.60	$2.04
$9.80	$2.06
$10.00	$2.08
$10.20	$2.10
$10.40	$2.12
$10.60	$2.15
$10.80	$2.17
$11.00	$2.19
$11.20	$2.21
$11.40	$2.23
$11.60	$2.26
$11.80	$2.28
$12.00	$2.30

As of September 5, 2018, the last full trading day prior to the commencement of the Offer, the closing price of the Ordinary Shares and the last reported price of the Warrants were $8.92 and $1.45, respectively.

You should evaluate current market quotes and trading volume for the Warrants, among other factors, before deciding whether or not to accept the Offer.

Dividends

The Company has not paid any cash dividends on Ordinary Shares to date. The payment of cash dividends on Ordinary Shares in the future will be dependent upon the Company’s revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends on Ordinary Shares will be within the discretion of the Company’s board of directors at such time. In addition, the terms of the Company’s Series A Preferred Shares and Series B Preferred Shares, and the agreements governing the indebtedness of the Company and its subsidiaries contain restrictions on the Company’s ability to declare and pay dividends.

Prior Public Offerings

On May 25, 2016, we consummated our initial public offering (the “initial public offering”) of 60,000,000 units (the “units”). Each unit consisted of one Class A Ordinary Share and one-half of one Warrant. Each whole Warrant entitled the holder thereof to purchase one Class A Ordinary Share at a price of $11.50 per share. The units were sold at an offering price of $10.00 per unit, generating gross proceeds, before expenses, of $600 million. Prior to the consummation of the initial public offering, on March 2, 2016, the Sponsor purchased 15,000,000 Class B Ordinary Shares (the “founder shares”) for an aggregate purchase price of $25,000, or approximately $0.002 per share. On April 19, 2016, the Sponsor surrendered 3,750,000 Class B Ordinary Shares to the Company for no consideration, which the Company cancelled. The Company then issued 3,750,000 Class B Ordinary Shares to certain other investors (the “anchor investors”) for an aggregate price of approximately $7,000 in connection with their agreement to purchase an aggregate of 51,000,000 Class A Ordinary Shares (“forward purchase shares”), plus an aggregate of 19,083,333 redeemable Warrants (“forward purchase warrants”) for $10.00 per Class A Ordinary Share, for an aggregate purchase price of $510 million, in a private placement to occur concurrently with the closing of the initial business combination (the “forward purchase agreements”), resulting in the Sponsor holding 11,250,000 founder shares and the anchor investors holding 3,750,000 founder shares.

Simultaneously with the closing of the initial public offering, the Company consummated the private placement (“Initial Private Placement”) of 14,000,000 Warrants (“Private Placement Warrants”) each exercisable to purchase one Class A Ordinary Share at $11.50 per share, at a price of $1.00 per Private Placement Warrant with the Sponsor, generating gross proceeds of $14 million.

On June 29, 2016, the Company consummated the closing of the sale of 9,000,000 additional units pursuant to the exercise in full of the underwriter’s over-allotment option, generating additional gross proceeds of $90 million. Simultaneously, the Company consummated a private placement of an additional 1,800,000 Private Placement Warrants to the Sponsor (together with the Initial Private Placement, the “Private Placement”), generating gross proceeds of $1.8 million.

Upon the closing of the initial public offering, the over-allotment and the Private Placement, $690 million ($10.00 per unit) from the net proceeds thereof was placed in a U.S.-based trust account at J.P. Morgan Chase Bank, N.A, maintained by the Depositary, acting as trustee (“Trust Account”), and was invested in a money market fund selected by the Company until the completion of the initial business combination on November 30, 2017.

Prior Stock Purchases

None.

Section 7. Source and Amount of Funds.

Assuming 100% participation in the Offer, we will need approximately $69.5 million to pay the cash portion of the Exchange Consideration for all of our outstanding Warrants. We expect that fees and expenses for the Offer will be approximately $1.5 million. We anticipate that we will obtain all of the funds necessary to exchange Warrants tendered in the Offer and to pay related fees and expenses through our existing cash resources and borrowings under our existing revolving credit facility. The Company plans to repay the borrowings with cash provided from operations. Consummation of the Offer is not contingent on us securing any financing. As of June 30, 2018, the Company had approximately $250 million of borrowing capacity available under its existing revolving credit facility that, together with available cash on hand, is sufficient for funding the Offer.

On November 30, 2017, the Company’s wholly owned subsidiaries, Fidelity & Guaranty Life Holdings, Inc., a Delaware corporation (“FGLH”), and CF Bermuda Holdings Limited, a Bermuda exempted limited liability company and a wholly owned direct subsidiary of the Company (“CF Bermuda” and together with FGLH, the “Borrowers” and each a “Borrower”), entered into a credit agreement (the “Credit Agreement”) with certain financial institutions party thereto, as lenders, and Royal Bank of Canada, as administrative agent and letter of credit issuer, which provides for a $250 million senior unsecured revolving credit facility with a maturity of three years. Various financing options are available within the Credit Agreement, including overnight and term based borrowing. In each case, a margin is ascribed based on the Debt to Capitalization ratio of CF Bermuda. Amounts borrowed under the Credit Agreement may be reborrowed until the maturity date or termination of commitments under the Credit Agreement.

Loans under the Credit Agreement will bear interest, at the Borrower’s option, at a rate determined by reference to either a “base rate” or a “Eurodollar rate,” in each case plus an “applicable margin” equal to 1.50% to 2.0% for base rate loans or 2.5% to 3.0% for Eurodollar rate loans, which margin varies based upon the ratio of debt to total capitalization of CF Bermuda. For this purpose, the base rate means, for any day, a fluctuating rate per annum equal to the highest of (a) the federal funds rate plus 1/2 of 1%, (b) the prime rate in effect on such day, and (c) the Eurodollar rate for a period of one month beginning on such day plus 1.00% per annum; provided that, if such rate per annum is less than zero, the base rate will be deemed to be zero. The Eurodollar rate means, for any one, two, three or six month period (or such other period with the consent of each lender), as the Borrowers may elect, the greater of (a) 0.00% per annum and (b) the rate per annum obtained by dividing the London interbank offered rate by one minus the applicable reserve requirement. Interest payments under the Credit Agreement are payable, in the case of loans based on the base rate, quarterly, or, in the case of loans based on the Eurodollar rate, at the end of the applicable interest period but not less than once per three months.

The Borrowers have the right at any time to prepay any borrowings and to terminate the commitments, without premium or penalty, in whole or in part, subject to the terms and conditions of the Credit Agreement.

Section 8. Interests of Directors and Executive Officers.

Our directors and executive officers are as set forth in “The Offer—Section 10. Information Concerning the Company.”

The following table sets forth certain information regarding beneficial ownership of our Warrants as of September 5, 2018, by (a) each director, (b) each named executive officer and (c) the directors and executive officers as a group.

Name	Number of Warrants Owned	Percentage of Total Warrants Outstanding	Cash to be Received in the Offer
Chinh E. Chu [1]	9,566,667	14%	$9,375,333.66
William P. Foley, II [2]	9,566,667	14%	$9,375,333.66
Keith Abell	33,333	*	$32,666.34
Patrick S. Baird	—	—	—
Menes O. Chee	—	—	—
Christopher J. Littlefield	—	—	—
Richard N. Massey [3]	333,333	*	$326,666.34
James A. Quella	167,667	*	$164,313.66
Thomas J. Sanzone	—	—	—
Timothy M. Walsh	—	—	—
Eric L. Marhoun	—	—	—
Dennis R. Vigneau	—	—	—
Rosanne Boehm	—	—	—
Christopher S. Fleming	—	—	—
Douglas B. Newton	—	—	—
All directors and executive officers as a group (20 persons)	19,666,667	28%	$19,273,333.66

*	represents less than 1% of outstanding Warrants
1	Warrants are held by CC Capital Management LLC (“CCCM”). Mr. Chu is the managing member of CCCM and as such may be deemed to beneficially own all of the securities held directly by CCCM.
2	Warrants are held by Bilcar, LLC (“Bilcar”). Mr. Foley is a manager of BilCar and as such may be deemed to beneficially own all of the securities held directly by Bilcar.
3	Warrants held by CFC 2016-A LLC (“CFC 2016-A”). Mr. Massey is the managing member of CFC 2016-A and as such may be deemed to beneficially own all of the securities held by CFC 2016-A.

Participation in the Offer

Our directors and sponsor group (Blackstone, Mr. Chu, and Mr. Foley), who collectively hold approximately 36.5% of the outstanding Warrants, have confirmed their intent to tender all of the Warrants they hold pursuant to the Offer, in their sole discretion, subject to the waivable condition that at least 70% of the outstanding Warrants (including the Warrants held by such directors and sponsor group) are validly tendered and not validly withdrawn in accordance with the terms of the Offer.

Recent Transactions in Warrants

In order to finance transaction costs in connection with the business combination, our Sponsor loaned the Company $1,500,000 which amount was converted into Warrants of the Company at a price of  $1.00 per Warrant on November 29, 2017 pursuant to a convertible note issued to our Sponsor. Other than as described above, based on our records and the information provided to us by the Sponsor and our directors and executive officers, neither the Sponsor, nor any of our or its respective directors, officers, associates or majority-owned subsidiaries, has purchased any Warrants in the past two years or effected any transactions in the Warrants in the past 60 days. In accordance with their terms, all units, consisting of one Ordinary Share, one and one half of one Warrant issued previously in connection with the Company’s initial public offering, were separated upon the consummation of the business combination.

Section 9. Financial Information Regarding the Company.

The financial information included under Part II, Item 8 in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and under Part I, Item 1 in the Company’s Quarterly Report on Form 10-Q for the twelve week period ended June 30, 2018 is incorporated herein by reference. The full text of all such filings with the SEC, as well as other documents we have filed with the SEC prior to, or will file with the SEC subsequent to, the filing of the Tender Offer Statement on Schedule TO can be accessed electronically on the SEC’s website at www.sec.gov.

Book value per share

Our book value per Ordinary Share at June 30, 2018, determined in accordance with generally accepted accounting principles, was $4.42 on a reported basis; book value per Ordinary Share excluding accumulated other comprehensive income (AOCI) was $7.23, with 214,370,000 Ordinary Shares outstanding as of June 30, 2018.

Ratio of Earnings to Fixed Charges

The following table sets forth our ratios of earnings (loss) to fixed charges for the periods shown:

(Amounts in millions)	2016	2017	Three Months Ended June 30, 2018
	Predecessor		Successor
Ratio of earnings to fixed charges	7.93	14.60	2.77

For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before provision for income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness, amortization of deferred financing costs and debt discount and one-third of rental expense on operating leases, representing that portion of rental expense that we estimate to be attributable to interest.

Section 10. Information Concerning the Company

General

Directors and Executive Officers

Our current executive officers and directors are set forth in the following table. The respective age of each individual in the table below is as of September 5, 2018:

Name	Age	Position(s)
Christopher J. Littlefield	52	President, Chief Executive Officer and Director
Dennis R. Vigneau	51	Chief Financial Officer
Eric L. Marhoun	56	General Counsel and Secretary
Diana J. Hickert-Hill	57	Chief Investor Relations Officer
Wendy J.B. Young	54	Chief Risk Officer
John P. O’Shaughnessy	62	Chief Executive Officer of F&G Life Re
Rosanne Boehm	60	Senior Vice President, Human Resources of FGLH
John D. Currier	48	Senior Vice President and Chief Actuary of FGLH
Christopher S. Fleming	50	Senior Vice President, Operations and Technology of FGLH
John A. Phelps, II	58	Senior Vice President and Chief Distribution Officer of FGLH
Mark Wiltse	51	Vice President and Chief Accounting Officer of FGLH
Chinh E. Chu	51	Co-Chairman and Director
William P. Foley, II	73	Co-Chairman and Director
Keith W. Abell	61	Director
Patrick S. Baird	64	Director
Menes O. Chee	41	Director
Richard N. Massey	62	Director
Thomas J. Sanzone	58	Director
James A. Quella	68	Director
Timothy M. Walsh	55	Director

The address of each director and executive officer is c/o FGL Holdings, 4th Floor, Boundary Hall, Cricket Square, P.O. Box 1093, Grand Cayman, KY1-1102, Cayman Islands.

During the last five years, none of our directors or executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Summary of the Warrants

The Warrants are subject to a warrant agreement between the Depositary, as Warrant Agent, and the Company. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public Warrants and forward purchase to make any change that adversely affects the interests of the registered holders, subject to certain exceptions. Holders should review a copy of the warrant agreement for a complete description of the terms and conditions applicable to the Warrants.

Public and Forward Purchase Warrants

We issued 34,500,000 Warrants as part of the units sold in the initial public offering. In connection with forward purchase agreements, at the closing of the business combination, we issued 19,083,335 forward purchase warrants to the anchor investors. The forward purchase warrants have identical terms as the public Warrants.

Each whole Warrant entitles the holder thereof to purchase one Ordinary Share at a price of  $11.50 per share, subject to adjustment as described below, at any time commencing December 30, 2017, provided that we have an effective registration statement under the Securities Act covering the Ordinary Shares issuable upon exercise of the Warrants and a current prospectus relating to them is available (or we permit holders to exercise their Warrants on a cashless basis under the circumstances specified in the warrant agreement governing the Warrants (the “warrant agreement”)) and such shares are registered, qualified or exempt from registration under the securities or blue sky laws of the state of residence of the holder. Pursuant to the warrant agreement, a Warrant holder may exercise its Warrants only for a whole number of Ordinary Shares. This means only a whole Warrant may be exercised at a given time by a Warrant holder. No fractional Warrants will be issued and only whole Warrants trade. The Warrants will expire on November 30, 2022, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will use our best efforts to maintain the effectiveness of the registration statement with respect to the Ordinary Shares underlying the Warrants, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the warrant agreement. Warrant holders may, during any period when the Company will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

We may call the Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each Warrant holder; and

•

if, and only if, the last reported sales price of the Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends to the notice of redemption to the Warrant holders.

If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date. However, the price of the Ordinary Shares may fall below the $18.00 redemption trigger price (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 Warrant exercise price after the redemption notice is issued.

If we call the Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Warrants on a “cashless basis,” management will consider, among other factors, our cash position, the number of Warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of Ordinary Shares issuable upon the exercise of the Warrants. If management takes advantage of this option, all holders of Warrants would pay the exercise price by surrendering their Warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” will mean the average last sale price of the Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Ordinary Shares to be received upon exercise of the Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Warrant redemption. If we call the Warrants for redemption and management does not take advantage of this option, the holders of the Private Placement Warrants and their permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other Warrant holders would have been required to use had all Warrant holders been required to exercise their Warrants on a cashless basis, as described in more detail below.

A holder of a Warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Ordinary Shares issued and outstanding immediately after giving effect to such exercise.

If the number of issued and outstanding Ordinary Shares is increased by a share dividend payable in Ordinary Shares, or by a split-up of Ordinary Shares or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of Ordinary Shares issuable on exercise of each Warrant will be increased in proportion to such increase in the issued and outstanding Ordinary Shares. A rights offering to holders of Ordinary Shares entitling holders to purchase Ordinary Shares at a price less than the fair market value will be deemed a share dividend of a number of Ordinary Shares equal to the product of   (i) the number of Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Ordinary Shares) and (ii) the quotient of  (x) the price per Ordinary Share paid in such rights offering and (y) the fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Ordinary Shares, in determining the price payable for Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Ordinary Shares as reported during the ten trading day period ending on the trading day prior to the first date on which the Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Ordinary Shares on account of such Ordinary Shares (or other securities into which the Warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Ordinary Share in respect of such event.

If the number of issued and outstanding Ordinary Shares is decreased by a consolidation, combination, reverse share split or reclassification of Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Ordinary Shares issuable on exercise of each Warrant will be decreased in proportion to such decrease in issued and outstanding Ordinary Shares.

Whenever the number of Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Ordinary Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Ordinary Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the issued and outstanding Ordinary Shares (other than those described above or that solely affects the par value of such Ordinary Shares), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the Company’s issued and outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Ordinary Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Ordinary Shares in such a transaction is payable in the form of Ordinary Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants.

The Warrants may be exercised upon surrender of the Warrant certificate on or prior to November 30, 2022 at 5:00 p.m., New York City time, at the offices of the Warrant Agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable) by certified or official bank check payable to the Company, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of Ordinary Shares and any voting rights until they exercise their Warrants and receive Ordinary Shares. After the issuance of Ordinary Shares upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of Ordinary Shares to be issued to the Warrant holder.

Private Placement Warrants

In connection with the initial public offering, we consummated a private placement of an aggregate of 15,800,000 Private Placement Warrants to our Sponsor. Except as described herein, the Private Placement Warrants have terms and provisions that are identical to those of the public Warrants. Our Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. The Private Placement Warrants will not be redeemable by the Company so long as they are held by our Sponsor or its permitted transferees. If the Private Placement Warrants are held by holders other than our Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the public Warrants.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its Warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” means the average last sale price of the Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of Warrant exercise is sent to the Warrant Agent.

In order to finance transaction costs in connection with the business combination, our Sponsor loaned the Company $1,500,000 which amount was converted into Warrants of the Company at a price of  $1.00 per Warrant on November 29, 2017 pursuant to a convertible note issued to our Sponsor. These Warrants have identical terms to the Private Placement Warrants.

Summary of Ordinary Shares

The following description of our Ordinary Shares does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our amended and restated memorandum and articles of association.

We are authorized to issue 800,000,000 Ordinary Shares, par value $0.0001 per share. As of September 5, 2018, there were 214,370,000 Ordinary Shares outstanding and Warrants to purchase approximately 70,883,334 Ordinary Shares were outstanding.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Unless specified in our amended and restated memorandum and articles of association as currently in effect (the “Charter”), or as required by applicable provisions of the Companies Law (2018 Revision) of the Cayman Islands, as amended (the “Companies Law”) or applicable stock exchange rules, the affirmative vote of a majority of Ordinary Shares that are voted is required to approve any matter voted on by our shareholders. Approval of certain actions will require a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds of Ordinary Shares that are voted and, pursuant to our Charter, such actions include amending our Charter and approving a statutory merger or consolidation with another company.

Our board of directors is divided into three classes, each of which generally serves for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors. Holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor, subject to the terms contained in the agreements governing the Company and its subsidiaries’ indebtedness.

We have not paid any cash dividends on the Ordinary Shares. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends will be within the discretion of our board of directors at such time. In addition, the terms of the offered preferred shares and agreements governing the indebtedness of the Company and its subsidiaries contain restrictions on the Company’s ability to declare and pay dividends.

In the event of a liquidation, dissolution or winding up of the Company after the business combination, our shareholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the Ordinary Shares. Our shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Ordinary Shares.

Summary of Preferred Shares Consents

In connection with the Offer, the holders of a majority of our Series A Cumulative Convertible Preferred Shares and Series B Cumulative Convertible Preferred Shares have consented to the consummation of the Offer, subject to the condition that the cash portion of the Exchange Consideration not exceed the lesser of (1) 50% of the total Exchange Consideration and (2) $80 million.

Section 11. Certain Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our exchange of the Warrants for the Exchange Consideration or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Warrants pursuant to the Offer. Should any approval or other action be required, we are unable to predict whether we will delay the acceptance for exchange of or payment of the Exchange Consideration for Warrants tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

Section 12. Extension of the Offer; Termination; Amendment.

Extension of the Offer

We expressly reserve the right, for any reason, at any time and from time to time prior to the Expiration Date, and regardless of whether any of the events set forth in “The Offer—Section 5. Conditions of the Offer” shall have occurred or are deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for exchange, and payment of the Exchange Consideration for, any Warrants. We will effect any such extension by giving notice of such extension to the Depositary and making a public announcement of the extension.

Termination

We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject any Warrants not theretofore accepted for exchange, subject to applicable law, to postpone exchange upon the occurrence of any of the conditions specified in “The Offer—Section 5. Conditions of the Offer” by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay the exchange of Warrants which we have accepted is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Warrants tendered promptly after termination or withdrawal of a tender offer.

Amendment

Subject to compliance with applicable law (including Rule 13e-4 under the Exchange Act), we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in “The Offer—Section 5. Conditions of the Offer” have occurred or are deemed by us to have occurred, to amend any of the terms of the Offer prior to the Expiration Date for any reason. Amendments to the Offer may be made at any time and from time to time by public announcement. In the case of an extension of the Offer, such amendment must be announced no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to Warrant holders in a manner reasonably designed to inform Warrant holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law or regulation (including Rule 13e-4 under the Exchange Act), we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire, Business Wire or another comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(l), as well as Rules 13e-3(e)(2), 13e-3(f)(1) and 13e-3(f)(2) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (i) we make any change to increase or decrease the Exchange Consideration, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given to Warrant holders in the manner specified in this “Section 12. Extension of the Offer; Termination; Amendment,” the Offer will be extended until the expiration of such period for ten business days.

Section 13. Fees and Expenses.

We have retained Morrow Sodali LLC to act as Information Agent and Continental Stock Transfer & Trust Company to act as Depositary in connection with the Offer. The Information Agent may contact holders of Warrants by mail, facsimile and personal interviews and may request brokers, dealers and other nominee Warrant holders to forward materials relating to the Offer to beneficial owners. The Information Agent and Depositary will receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We have retained Credit Suisse Securities (USA) LLC to serve as Financial Advisor in connection with the Offer. The Financial Advisor will receive customary compensation in connection with this engagement and will be reimbursed for reasonable out-of-pocket expenses incurred in connection with this engagement. We have also agreed to indemnify the Financial Advisor against certain liabilities, including certain liabilities under the U.S. federal securities laws. The Financial Advisor may provide various investment banking and other services to us in the future, for which services it would expect to receive customary compensation from us. Additionally, the Financial Advisor and its affiliates, in the ordinary course of their respective businesses, including in trading and brokerage operations and in fiduciary capacities, may purchase or sell our securities, including the Warrants, and may hold positions, both long and short, in our securities, including the Warrants, for their respective own accounts and for the accounts of their respective customers. As a result, the Financial Advisor and its affiliates may at any time own certain of our securities, including the Warrants. In addition, the Financial Advisor and its affiliates may tender Warrants into the Offer for their own respective accounts or for the accounts of their respective customers.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent, the Depositary and the Financial Advisor as described above) in connection with the Offer. Warrant holders holding Warrants through brokers, dealers and other nominee stockholders are urged to consult the brokers, dealers and other nominee stockholders to determine whether transaction costs may apply if Warrant holders tender Warrants through the brokers, dealers and other nominee Warrant holders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Warrants held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Financial Advisor, the Information Agent or the Depositary for purposes of the Offer.

Section 14. Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Warrants, we will make a good faith effort to comply with that statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with any such statute, the Offer will not be made to holders of Warrants in any jurisdiction in which the making of the Offer would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of us by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by us.

No person has been authorized to give any information or to make any representation on behalf of us not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of the Company, the Depositary, or the Information Agent for the purpose of the Offer.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the filing requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read the Company’s SEC filings over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, NE, Washington, D.C. 20549.

The rules of the SEC allow us to “incorporate by reference” information into this Offer to Exchange, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents contain important information about us and we incorporate them herein by reference:

•	The description of the Ordinary Shares in the Company’s Registration Statement on Form 8-A filed with the SEC on November 30, 2017 under Section 12(b) of the Exchange Act;

•	Our Annual Report on Form 10-K for the year ended December 31, 2017 (as amended May 15, 2018);

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018;

•	Our Current Reports on Form 8-K filed with the SEC on March 6, 2018, April 16, 2018, April 25, 2018 and May 11, 2018 (as amended August 13, 2018); and

•	Our Proxy Statement on Schedule 14A filed with the SEC on April 2, 2018.

Any statement contained in any document incorporated by reference into this Offer to Exchange shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Exchange or any subsequently filed document referenced above. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Exchange.

Holders can obtain any of the documents incorporated by reference in this Offer to Exchange from the Information Agent or from the SEC’s web site at the address described above. Documents incorporated by reference are available from the Information Agent without charge, excluding any exhibits to those documents. Holders can obtain documents incorporated by reference in this Offer to Exchange by requesting them in writing or by telephone from the Information Agent at the address set forth on the back cover of this Offer to Exchange. Any stockholder requesting information should be sure to include his or her complete name and address in the request.

If you would like additional copies of this Offer to Exchange or if you have questions about the Offer, you should contact us by telephone or in writing:

FGL Holdings

4th Floor, Boundary Hall,

Cricket Square,

P.O. Box 1093, Grand Cayman,

KY1-1102, Cayman Islands

Investor Relations Department

Phone: (410) 487-8898

E-mail: investors@fglife.bm

Questions or requests for assistance may be addressed to the Financial Advisor and the Information Agent at their respective telephone numbers and addresses set forth below. Requests for additional copies of the Offer to Exchange, the Letter of Transmittal and the other Offer documents may be directed to the Information Agent at its address and telephone number set forth below. Warrant holders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

Morrow Sodali LLC

470 West Avenue

Stamford, CT 06902

Tel: (800) 662-5200, or banks and brokers can call collect at (203) 658-9400

Email: FGL.info@morrowsodali.com

The Depositary for the Offer is:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, NY 10004

Attention: Corporate Actions Department

The Financial Advisor for the Offer is:

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, NY 10010

(800) 318-8219 (U.S. Toll Free)

Pursuant to Rule 13e-4 under the Exchange Act, we have filed with the SEC a combined statement on Schedules TO and 13E-3 which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth above with respect to information concerning the Company.